Exhibit 10.2
EXECUTION COPY
SATELLITE PURCHASE AGREEMENT #8862
BY AND BETWEEN
DIGITALGLOBE, INC.
AND
BALL AEROSPACE & TECHNOLOGIES CORP.
October 2, 2006
PROPRIETARY NOTICE
THIS AGREEMENT AND THE INFORMATION CONTAINED THEREIN ARE CONFIDENTIAL AND PROPRIETARY TO DIGITALGLOBE AND BALL AEROSPACE & TECHNOLOGIES CORP. AND SHALL NOT BE PUBLISHED OR DISCLOSED TO ANY THIRD PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF A DULY AUTHORIZED REPRESENTATIVE OF DIGITALGLBOBE AND BALL AEROSPACE & TECHNOLOGIES CORP.

EXECUTION COPY

SATELLITE PURCHASE AGREEMENT
TERMS AND CONDITIONS

EXHIBIT A -	DIGITALGLOBE WORLDVIEW-2 SATELLITE SPECIFICATION — WV675 (including DigitalGlobe WV-2 Space Segment Specification Addendum — WV899) (collectively, “Satellite Specification”)

EXHIBIT B -	STATEMENT OF WORK FOR THE WORLDVIEW-2 SATELLITE (“Statement of Work”)

EXHIBIT C -	MILESTONE PAYMENT AND TERMINATION LIABILITY SCHEDULE

EXHIBIT D -	PERFORMANCE PAYMENT CRITERIA AND SCHEDULE

TERMS AND CONDITIONS

1. DEFINITIONS AND CONSTRUCTION	4
1.1. CERTAIN DEFINITIONS	4
1.2. OTHER TERMS	7
1.3. INTEGRATION AND CONSTRUCTION	8
1.4. HEADINGS	8
2. SCOPE OF WORK	8
2.1. GENERAL	8
2.2. CONTRACTOR WORK COMMITMENT	8
3. CONTRACT PRICE	8
3.1. CONTRACT PRICE	8
3.2. CHANGES IN CONTRACT PRICE	9
3.3. TAXES AND DUTIES	9
4. PAYMENT	10
4.1. REQUESTS FOR PAYMENT AND INVOICES	10
4.2. PAYMENT	10
4.3. DISPUTED AMOUNTS	11
4.4. SET OFF	11
4.5. LATE PAYMENT	11
4.6. MILESTONES NUMBER 29 AND 30	11
5. ACCESS TO WORK	12
5.1. FACILITIES	12
5.2. NO RELIEF	12
5.3. WORKERS COMPENSATION AND EMPLOYER’S LIABILITY	12
6. DELIVERY	12
7. DESIGN REVIEW; INSPECTION AND FINAL ACCEPTANCE	13
8. TITLE AND RISK OF LOSS	13
9. EXCUSABLE DELAY	13
9.1. EXCUSABLE DELAY DEFINED	13
9.2. EQUITABLE ADJUSTMENTS	14
9.3. MAXIMUM EXCUSABLE DELAY	14
10. IN-ORBIT PERFORMANCE PAYMENTS	14
10.1. TOTAL AMOUNT AT RISK	14
10.2. IN-ORBIT PERFORMANCE PAYMENTS	14
10.3. CALCULATION AND EARNING OF PERFORMANCE AMOUNTS	14
10.4. DISPUTED PERFORMANCE	14
11. CORRECTIVE MEASURES IN SATELLITE AND OTHER CONTRACT DELIVERABLES	15
11.1. NOTICE OF DEFECTS	15
11.2. DUTY TO CORRECT	15
12. CHANGES IN SCOPE OF WORK	16
12.1. CHANGES DIRECTED BY CUSTOMER	16
12.2. CHANGES REQUESTED BY CUSTOMER	17
12.3. CHANGES REQUESTED BY CONTRACTOR	17
12.4. PRICING OF CHANGES	18
12.5. DELAYS CAUSED BY CUSTOMER	18

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TERMS AND CONDITIONS

13. PERMITS AND LICENSES; COMPLIANCE WITH LAWS	18
13.1. UNITED STATES PERMITS, LICENSES, AND LAWS	18
13.2. REVIEW OF APPLICATIONS	19
13.3. VIOLATIONS OF LAW	19
14. SUBCONTRACTS	19
14.1. SUBCONTRACTS	19
14.2. NO PRIVITY OF CONTRACT	19
14.3. ASSIGNMENT OF SUBCONTRACTS	20
14.4. CONTRACTOR’S DUTIES WITH RESPECT TO SUBCONTRACTORS	20
15. PERSONNEL AND KEY PERSONNEL	20
15.1. PERSONNEL QUALIFICATIONS	20
15.2. KEY PERSONNEL POSITIONS	20
15.3. ASSIGNMENT OF KEY PERSONNEL	20
16. CONTRACTOR’S REPRESENTATIONS, COVENANTS, AND WARRANTIES	21
16.1. ORGANIZATION; GOOD STANDING AND QUALIFICATION	21
16.2. AUTHORIZATION	21
16.3. CONTRACTOR WARRANTIES FOR CONTRACT DELIVERABLES	21
16.4. REMEDIES	22
17. CUSTOMER’S REPRESENTATIONS, WARRANTIES AND COVENANTS	23
17.1. ORGANIZATION; GOOD STANDING AND QUALIFICATION	23
17.2. AUTHORIZATION	23
17.3. INTELLECTUAL PROPERTY	24
18. INTELLECTUAL PROPERTY RIGHTS	24
18.1. CONTRACTOR FURNISHED/DEVELOPED TECHNOLOGY AND DATA	24
18.2. CUSTOMER DEVELOPED TECHNOLOGY AND DATA	25
18.3. FUTURE LICENSES	25
18.4. CONTRACTOR INTELLECTUAL PROPERTY INDEMNITY	25
18.5. CUSTOMER INTELLECTUAL PROPERTY INDEMNITY	25
18.6. SOURCE CODE ESCROW	26
18.7. SOFTWARE LICENSE	26
18.8. INTELLECTUAL PROPERTY REPRESENTATION	27
19. INDEMNIFICATION	27
19.1. CONTRACTOR’S INDEMNIFICATION	27
19.2. CUSTOMER’S INDEMNIFICATION	27
19.3. INDEMNIFICATION PROCEDURES	28
19.4. WAIVER OF SUBROGATION	29
20. LIQUIDATED DAMAGES FOR LATE DELIVERY	29
21. INSURANCE	30
21.1. GENERAL OBLIGATIONS	30
21.2. LAUNCH AND IN-ORBIT INSURANCE	30
22.DISPUTE RESOLUTION	31
22.1. INFORMAL DISPUTE RESOLUTION	31
22.2. ARBITRATION	31
23. LAUNCH SUPPORT AND LAUNCH	32
24. CUSTOMER’S RESPONSIBILITIES	32

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TERMS AND CONDITIONS

25. FAILURE TO MAKE ADEQUATE PROGRESS	33
26. TERMINATION	33
26.1. TERMINATION FOR CUSTOMER’S CONVENIENCE	33
26.2. TERMINATION FOR CONTRACTOR’S DEFAULT	34
26.3. TERMINATION FOR EXCUSABLE DELAY	35
26.4. TERMINATION RIGHT EXPIRATION	35
26.5. TERMINATION FOR CUSTOMER’S DEFAULT	35
26.6. CONSEQUENCE OF TERMINATION; INVOICE; AUDIT	36
26.7. SECURITY INTERESTS	37
27. GENERAL	37
27.1. ASSIGNMENT	37
27.2. ENTIRE AGREEMENT	38
27.3. AMENDMENTS/MODIFICATIONS	38
27.4. SEVERABILITY	38
27.5. APPLICABLE LAW	39
27.6. NOTICES	39
27.7. RELATIONSHIP OF THE PARTIES	39
27.8. SURVIVAL	40
27.9. NO THIRD-PARTY BENEFICIARIES	40
27.10. CONSENTS AND APPROVALS	40
27.11. NO WAIVER; REMEDIES	40
27.12. COVENANT OF GOOD FAITH	41
27.13. LIMITATION OF LIABILITY	41
27.14. PUBLIC ANNOUNCEMENTS	41
27.15. NONDISCLOSURE AGREEMENT	41

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DigitalGlobe Inc. Proprietary
SATELLITE PURCHASE AGREEMENT FOR IN-ORBIT DELIVERY
THIS SATELLITE PURCHASE AGREEMENT, including the Exhibits referenced in Article 2.1 and incorporated herein, (collectively the “Agreement”) is made and entered into as of October 2, 2006 (the “Effective Date”), by and between DIGITALGLOBE, INC., a Delaware corporation with its principal offices located at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503 (“Customer”), and BALL AEROSPACE & TECHNOLOGIES CORP., a Delaware corporation with its principal offices located at 1600 Commerce Street, Boulder, Colorado 80301 (“Contractor”). As used in this Agreement, “Party” means either Customer or Contractor, as appropriate, and “Parties” means Customer and Contractor.
RECITALS
WHEREAS, Customer desires to procure one (1) remote sensing Satellite and related data and documentation and services as more specifically set forth in Exhibits A and B hereto;
WHEREAS, Contractor is in the business of providing satellites and related data and documentation and services on a commercial basis;
WHEREAS, Customer is willing to purchase the Satellite and other Work (as such terms are defined in Section 1) per the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION
     1.1. CERTAIN DEFINITIONS.
     In this Agreement, the following terms shall have the meaning stated hereunder:
          (a) “AFFILIATE” means, with respect to an entity, any other entity controlling or controlled by or under common control with such entity.
          (b) “AVAILABLE FOR SHIPMENT” means that a Satellite has successfully passed all in-plant acceptance tests, has successfully undergone a Pre-Ship Review and has been declared ready to be shipped to the designated launch site.
          (c) “BUSINESS DAY” means any day other than the following: a Saturday, Sunday, and any other day on which national banks are authorized to be closed in Colorado. Unless specified in this Agreement as a “Business Day”, all references to “day” or “days” shall mean calendar days.
          (d) “CONTRACT DELIVERABLE(S)” has the meaning set forth in Section 3 of Exhibit B.
          (e) “CONTRACT PRICE” means the firm fixed price set forth in Article 3.1.
DigitalGlobe Inc. Proprietary

          (f) “CORRECTION PLAN” means a plan submitted by Contractor that details the means by which Contractor shall correct a failure to make adequate progress toward completion of any Work under this Agreement in accordance with Article 25.
          (g) “CRITICAL DESIGN REVIEW” has the meaning set forth in Exhibit B.
          (h) “CFE” has the meaning set forth in Section 10 of Exhibit B.
          (i) “CUSTOMER PERSONNEL” means Customer employees, consultants or representatives, or Customer’s consultants’ employees.
          (j) “DATA AND DOCUMENTATION” means that data and documentation to be supplied by Contractor pursuant to the requirements of Exhibit B.
          (k) “DEFECT” means (i) with respect to any Deliverable Items and any and all components thereof, (1) any nonconformance in design, material or workmanship set forth in, or the failure to perform in accordance with, the specifications set forth in Exhibit A including the Addendum but excluding the applicable documents referenced in Section 2 of Exhibit A, and the interface control documents (ICDs) set forth in Exhibit B, or (2) any material or substantial nonconformance in design, material or workmanship set forth in, or failure to perform in accordance with, the other requirements set forth or referred to in this Agreement, including Section 2 of Exhibit A; (ii) with respect to Deliverable Services, a failure to meet any material requirement set forth in this Agreement or to conform to a standard consistent with good industry practice; or (iii) any material error, omission or inconsistency in Data and Documentation, including specifications and drawings, set forth in or required by this Agreement.
          (l) “DELIVERABLE ITEM(S)” means any of items listed in Section 3.1 of Exhibit B.
          (m) “DELIVERABLE SERVICE(S)” means the services set forth in Section 3.3 of Exhibit B.
          (n) “DELIVERY DATE(S)” means, with respect to any Deliverable Item, the delivery date set forth in Exhibit B.
          (o) “DELIVERY SCHEDULE” means the schedule for Delivery of the Work as set forth in Exhibit B.
          (p) “DEMAND” means, in the context of Article 25, a demand made by Customer to Contractor for Contractor to provide a Correction Plan in the event Contractor is failing to make adequate progress in the performance of this Agreement.
          (q) “EXCUSABLE DELAY” has the meaning set forth in Article 9.
          (r) “EXHIBITS” means any and all exhibits, and any appendices thereto, to this Agreement, which are attached hereto and incorporated herein.
          (s) “FINAL ACCEPTANCE” of a Contract Deliverable has the meaning set forth in Exhibit B.
          (t) “FIRST MILESTONE PAYMENT” means the first Milestone Payment identified in Exhibit C.
          (u) “IN-ORBIT TESTING” means the in-orbit tests and analyses Contractor shall perform in accordance with Exhibit B.
DigitalGlobe Inc. Proprietary

          (v) “INTELLECTUAL PROPERTY” means all algorithms, inventions, drawings technical data, works of authorship, mask works, technical information, computer software designs, methods, concepts, layouts, software, software codes, (in any form including source code and executable or object code), works of authorship, inventions (whether or not patented or patentable), network configurations and architectures, specifications, techniques, processes, data bases and data collections, protocols, processes, technical data and documentation, and similar matter in which an Intellectual Property Right may subsist, which shall include, but not be limited to, technical analyses and reports, test plans, all interfaces between units, test reports, parts lists, anomaly reports and resolution, as built lists, and other program documentation, to review the design, satisfy requests from the U.S. Government for information, prepare operational documentation, to operate the Satellite following Launch, and to make repairs or modifications as necessary.
          (w) “INTELLECTUAL PROPERTY RIGHTS” means all common law and statutory proprietary rights, including patent, patent application, patent registration, copyright, trademark, service mark, trade secret, mask work rights, moral rights, data rights and similar rights existing from time to time under the intellectual property Laws of the United States, any state or foreign jurisdiction or international treaty regime related to Intellectual Property.
          (x) “LAUNCH” means, with respect to the Satellite, the intentional ignition of the launch vehicle, more specifically, the intentional ignition of any of the strap-on solid rocket motors affixed to the launch vehicle.
          (y) “LAUNCH READINESS REVIEW” shall have the meaning ascribed to it in Exhibit B.
          (z) “LAUNCH SERVICES” means the Launch and related services provided by a launch provider to be selected by Customer, including furnishing the launch vehicle, launch support, and equipment and facilities, for the purpose of launching the Satellite into orbit.
          (aa) “LAUNCH SUPPORT SERVICES” has the meaning set forth in Exhibit B.
          (bb) “LAW” OR “LAWS” means any laws, including rules, regulations, codes, injunctions, judgments, orders, ordinances, decrees, rulings, and charges thereunder, of any federal, state, local or municipal government of any country (and all agencies thereof) having jurisdiction over any portion of the Work.
          (cc) “LOSSES” means all losses, liabilities, damages, royalty payments and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, expert fees, litigation, settlement, judgment, interest, and penalties).
          (dd) “MATERIAL ADVERSE EFFECT” means any material adverse change in (i) the legality, validity, or enforceability of this Agreement or (ii) the ability of Customer or Contractor to perform this Agreement.
          (ee) “MILESTONE” means a portion of the definitive, measurable Work upon completion of which a payment is to be made in accordance with Exhibit C.
          (ff) “MILESTONE CERTIFICATE” has the meaning set forth in Article 4.
          (gg) “MILESTONE PAYMENT” means any of those payments listed as specific Milestone Payments in Exhibit C.
DigitalGlobe Inc. Proprietary

          (hh) “PERFORMANCE AMOUNT” means any amount required to be paid pursuant to Article 10.
          (ii) “PRELIMINARY DESIGN REVIEW” has the meaning assigned in Exhibit B.
          (jj) “PRE-SHIP REVIEW” shall have the meaning ascribed to it in Exhibit B.
          (kk) “REQUEST FOR PAYMENT” means a request for payment from Contractor in the form of Attachment A hereto.
          (ll) “SATELLITE” means the satellite remote sensing system to be designed, developed and constructed by Contractor and delivered to Customer as specifically set forth in Exhibits A and B.
          (mm) “SATELLITE DELIVERY” means Initial Acceptance as defined in Exhibit B.
          (nn) “SATELLITE FLIGHT SOFTWARE” means the software to be delivered to, and installed by Contractor in the flight computer(s) on-board the Satellite to perform the spacecraft house-keeping functions, operate the instrument and communicate with the ground as more specifically set forth in Exhibit B.
          (oo) “SATELLITE PERFORMANCE SPECIFICATIONS” means the technical specifications set forth in Exhibit A.
          (pp) “Satellite SIMULATOR” has the meaning set forth in the Statement of Work set forth in Exhibit B.
          (qq) “SOFTWARE LICENSE” means the software license to be executed promptly after the Effective Date in substantially the form of the license attached as Exhibit 3 to the WV1 agreement, no. 0401-0002.
          (rr) “TERMINATION LIABILITY AMOUNTS” means the amounts listed as Termination Liability Amounts in Exhibit C.
          (ss) “TEST REQUIREMENTS” means the test requirements set forth in Exhibits A and B, as may be amended pursuant to this Agreement.
          (tt) “TOTAL AMOUNT AT RISK” means a total firm-fixed sum of [***Redacted***] eligible to be earned by Contractor as performance payments pursuant to Article 10. To the extent the Contract Price increases by more than [***Redacted***], the Total Amount at Risk shall increase by [***Redacted***] of said increase.
          (uu) “WORK” means all design, development, construction, manufacturing, labor, services, and acts by Contractor and its subcontractors, including, tests to be performed, and any and all Contract Deliverables, including the Satellites, Satellite Flight Software, Data and Documentation, training, and equipment, materials, articles, matters, services, and things to be furnished and rights to be transferred under this Agreement, or any subcontract entered into by Contractor, all as further described in Exhibit B.
          (vv) “WV110 INSTRUMENT” has the meaning set forth in Exhibit B.
     1.2. OTHER TERMS.
     Other terms in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.
DigitalGlobe Inc. Proprietary

     1.3. INTEGRATION AND CONSTRUCTION.
     The documents listed below in this Article 1.3, including any Attachments, Schedules, and Annexes referenced therein constitute this Agreement and shall be deemed to constitute one fully integrated agreement between the Parties. In the event of any conflict or inconsistency among the provisions of the various documents of this Agreement, such conflict or inconsistency shall be resolved by giving a descending level of precedence to the documents in the order set forth below:
(a) Terms and Conditions
(b) Exhibit C — Milestone Payment and Termination Liability Schedule
(c) Exhibit B — Statement of Work
(d) Exhibit A — Satellite Specification
(e) Exhibit D — Performance Payment Criteria and Schedule
     1.4. HEADINGS.
     The Article headings are for convenience of reference only and shall not be considered in interpreting the text of this Agreement.
2. SCOPE OF WORK
     2.1. GENERAL.
          (a) In accordance with the requirements of this Agreement, Contractor shall provide and Customer shall purchase the Work.
          (b) Contractor shall furnish and perform the Work in accordance with the provisions of this Agreement and in the manner specified in the following documents:
(1) Exhibit A — Satellite Specification
(2) Exhibit B — Statement of Work
(3) Exhibit C — Milestone Payment and Termination Liability Schedule
(4) Exhibit D — Performance Payment Criteria and Schedule
          (c) Contract Line Items. The contract line items under the contract shall be:
(1) CLIN 1: Satellite and related services and data.
     2.2. CONTRACTOR WORK COMMITMENT.
     Contractor shall commence the Work in compliance with the requirements of this Agreement and will use reasonable efforts to perform sufficient Work to maintain the Delivery Dates for the Satellite. Such Work shall be comprised of the completion or provision, as the context indicates, of the items more specifically described in Exhibit B.
3. CONTRACT PRICE
     3.1. CONTRACT PRICE.
     The total Contract Price for the Satellite, Satellite Simulator, Launch Support Services, Data and Documentation and all other Work required to be provided by Contractor under this
DigitalGlobe Inc. Proprietary

Agreement is the Firm-Fixed-Price (“FFP”) amount set forth in Exhibit C. This price includes all items set forth below, and all transportation and related charges for delivery of Satellite and associated Satellite equipment necessary for Launch of the Satellite, excluding the launch vehicle and associated Launch Services.
     3.2. CHANGES IN CONTRACT PRICE.
     This is a FFP Agreement. Except as otherwise expressly provided in this Agreement, the Contract Price is not subject to any escalation or to any adjustment or revision.
     3.3. TAXES AND DUTIES.
          (a) Taxes: All taxes and similar assessments, levies, and government-imposed obligations arising with respect to any Contract Deliverables and/or support services (except for Contractor’s income or franchise taxes) shall be the obligation of and be paid by Customer whether such taxes become due upon any payments under the Agreement or upon a future tax assessment as a result of an audit, or other event or notification by the relevant tax authority. For this purpose and unless otherwise indicated below, taxes shall mean and include any and all taxes imposed by the U.S. and its states and localities, sales and use, value added (including reverse charge value added tax), turnover, import duty, import VAT, property, excise, privilege or other fees, duties or taxes assessed by the sale, ownership, or use of the Contract Deliverable(s), support services, and any goods provided under this Agreement.
          (b) Sales and Use Taxes: All applicable payments for sales and use taxes shall be collected from Customer by Contractor and remitted to the appropriate taxing authority in the legally defined time frame determined by said taxing authority. To the extent that Customer determines that it is exempt from any sales and use tax(es), Customer shall provide the Contractor with the applicable and executed exemption certificate.
          (c) Non-Recurring Engineering Services: The Parties have initially determined that the non-recurring engineering services contemplated under this Agreement will be exempt from sales and use tax. Accordingly, Contractor will include these services as a separate line item(s) on its invoices. Billing will occur with the Milestone Payments up the value of the non-recurring engineering charges which will be exempt from sales and use tax, with subsequent Milestone Payments reflecting the final Contract Deliverable(s) which will be taxed unless a Resale Certificate is obtained.
          (d) Sales Tax Exemption: Certain Contract Deliverables are tangible personal property and may be subject to Sales and Use Tax unless a properly completed Resale or Sales Tax Exemption Certificate is provided by Customer to Contractor. Customer agrees to reimburse Contractor for tax, interest, and any penalty assessed by any taxing authority that the claim for exemption is denied or that the non-recurring engineering services are taxable as sales.
          (e) Licenses, Gross Receipts, Business and Occupation Taxes: Each Party will be responsible for its own licenses, gross receipts (with the exception of any sales taxes referred to as gross receipts), and business and occupation taxes.
          (f) Property Taxes: Each Party will be responsible for property taxes due on property owned by the respective Party with the exception of any assessed property that constitutes a
DigitalGlobe Inc. Proprietary

Contract Deliverable. Customer will be responsible for any property taxes on Contract Deliverables.
          (g) Other Taxes: Each Party will be responsible for its own corporate income or franchise taxes based upon income and/or net worth.
4. PAYMENT
     4.1. REQUESTS FOR PAYMENT AND INVOICES.
          (a) Customer shall make Milestone Payments, and any other required payments under this Agreement to Contractor in accordance with Exhibits C and D as applicable.
          (b) The Parties have agreed upon a payment and termination liability schedule set forth in Exhibit C. Customer shall pay Contractor upon successful completion of each Milestone and submission of a corresponding invoice as described herein. Contractor shall prepare and deliver to Customer with each invoice a Request For Payment, accompanied by a certificate in the form of Annex I to Exhibit C hereto (the “Milestone Certificate”) and such supporting data as Customer reasonably deems necessary or appropriate. Subject to the foregoing, Customer shall sign each Milestone Certificate to signify Customer’s agreement that the applicable Milestone has been completed. A Milestone shall not be regarded as completed, and no payment shall be made, until all the Work required under the particular Milestone has been completed and documented in accordance with applicable specifications and procedures and all the relevant documentation and training required under this Agreement for such Milestone has been provided to Customer’s reasonable satisfaction. In the event that Customer does not agree that a Milestone has been completed, Customer shall notify Contractor in writing within ten (10) Business Days of receipt of the Milestone Certificate. If it is determined by Customer that Contractor has not completed the Milestone as specified in Exhibit C, Customer may withhold the payment in full. Said withholding of payment, to the extent it is disputed by Contractor, shall be subject to the disputes process identified in Article 4.3 (Disputed Amounts).
          (c) Contractor shall telefax, mail (overnight or return receipt requested) or hand-deliver signed copies of each Request For Payment, invoice and accompanying certificate and any supporting data to:

Fax:	[***Redacted***]
Address:	1601 Dry Creek Drive
Longmont, CO 80503
Contact:	Finance Department
     4.2. PAYMENT.
          (a) Subject to the provisions of Article 4.1, Customer shall make in full each Milestone Payment within thirty (30) days (unless otherwise specified in Exhibit C) after receipt of invoice. Said Milestone Payment(s) shall be made via wire transfer or Electronic Funds Transfer to the following bank account as applicable:
          [***Redacted***]
DigitalGlobe Inc. Proprietary

          (b) In the event of anticipated early completion by Contractor of a Milestone in advance of such Milestone completion date as set forth in Exhibit C, Contractor may invoice for Milestone(s) completed in advance of the Milestone completion date so long as it provides Customer with no less than thirty (30) days prior notice of the anticipated completion date to allow Customer time to arrange for payment of the applicable Milestone.
          (c) Upon early completion of Satellite Delivery, Customer shall pay Contractor an early completion payment of [***Redacted***] up to an aggregate amount of [***Redacted***] (e.g. up to a total of [***Redacted***] prior to the date of the Delivery Date) upon receipt of invoice. Said payment is due and payable within [***Redacted***] of Customer’s receipt of invoice. [***Redacted***]
     4.3. DISPUTED AMOUNTS.
          (a) If Customer does not agree that the Milestone associated with a Request For Payment has been satisfactorily completed, Customer shall give written notice to Contractor within ten (10) Business Days after receipt by Customer of a Request For Payment. Upon receipt of such notice, and to the extent that Contractor disputes said notice, the Parties’ respective Program Managers shall meet and use good faith efforts to resolve such disagreement.
          (b) If the Parties’ Program Managers fail to resolve such disagreement within thirty (30) days after receipt by Customer of the Request For Payment, each Party will designate a member of their respective executive teams to meet to resolve the dispute within five (5) days after the aforementioned thirty (30) days. In the event the designees cannot resolve such disagreement, the Chief Executive Officers of the Parties shall meet to resolve the dispute.
          (c) In the event the Chief Executive Officers cannot resolve such dispute within thirty (30) days, either Party may seek resolution of such dispute pursuant to Article 22.2. In any event, such unresolved dispute shall be referred to arbitration pursuant to Article 22.2.
     4.4. SET OFF.
     In the event one Party has not paid the second Party any amount that is due and payable to the second Party under this Agreement, such second Party shall have the right to set off such amount against payments due under this Agreement to the first Party.
     4.5. LATE PAYMENT.
     For any payment under this Agreement that is overdue, the Party entitled to such payment shall also be entitled to [***Redacted***]. This remedy is not exclusive and is in addition to any other remedies available. Late payment charges will be billed on a separate invoice.
     4.6. MILESTONES NUMBER 29 AND 30.
     If, for reasons beyond Contractor’s control, Milestones number 29 and 30 of Exhibit C are not capable of being performed, then the payments for such Milestones shall become due and payable thirty (30) and sixty (60) days respectively, after the date on which the Parties mutually determine that such Milestones are not capable of being performed.
DigitalGlobe Inc. Proprietary

5. ACCESS TO WORK
     5.1. FACILITIES.
          (a) Contractor shall provide Customer Personnel reasonable access to all Work (including work-in-progress, documentation, and testing) at the facilities of Contractor and, its subcontractors (as set forth in paragraph 7.7.2 of Exhibit B), during regular business hours, or such other times as Work is being performed under this Agreement. Said access shall be subject to the subcontractor’s procedures and requirements and shall not unreasonably interfere with such Work. Customer’s access to Work shall be coordinated through the Contractor’s program office.,
          (b) Customer Personnel visiting any facility of Contractor or a subcontractor (i) will abide by Contractor’s security regulations and/or those of its subcontractors and any and all applicable Laws of the jurisdiction in which a Contractor or subcontractor facility is located; (ii) will abide by all applicable Laws and Articles under this Agreement regarding its use any information, including any confidential/proprietary information, received in connection with the access provided hereunder only in the performance of this Agreement; and (iii) will not remove any data, documents, materials, or other items from any facility of Contractor or its subcontractors (other than Data and Documentation and other documents delivered to Customer Personnel for Customer’s use and with no requirement to return to Contractor) without the express written consent of Contractor’s Program Manager. The Customer shall execute any standard non-disclosure agreement that is necessary for access to a subcontractor’s facility.
     5.2. NO RELIEF
     The inspection, examination, observation, agreement to or approval, waiver or deviation by either Party with respect to any design, drawing, specification, or other documentation produced under this Agreement shall not relieve the other Party from fulfilling its contractual obligations or result in any liability being imposed on the other Party, unless and to the extent such waiver, deviation, agreement, or approval specifically provides in writing for such relief to the first Party or such imposition of liability on the other Party.
     5.3. WORKERS COMPENSATION AND EMPLOYER’S LIABILITY
     Contractor and Customer shall maintain worker’s compensation and employer’s liability insurance covering all employees of Contractor and Customer engaged in the performance of this Agreement for claims arising under any applicable Worker’s Compensation and Occupational Disease Acts. Contractor and Customer shall maintain certificates evidencing such insurance available for review upon request.
6. DELIVERY
     Contract Deliverables listed in Exhibit B shall be delivered by Contractor to the destinations specified in Exhibit B on or before the dates (“Delivery Dates”) specified in said Exhibit. Delivery Dates may be adjusted in accordance with this Agreement.
DigitalGlobe Inc. Proprietary

7. DESIGN REVIEW; INSPECTION AND FINAL ACCEPTANCE
     The Preliminary Design Review, Critical Design Review, Pre-Ship Review, Launch Readiness Review, On-Orbit Commissioning, and Final Acceptance of the Satellite (as such terms are defined in Exhibit B) shall be conducted in accordance with Exhibit B. Contractor shall conduct Training in accordance with Exhibit B.
8. TITLE AND RISK OF LOSS
     Transfer of title to and risk of loss for each of the Deliverable Items listed in Section 3.1 of Exhibit B of which title shall pass to Customer (excluding the Satellite) shall pass to Customer at functional and performance signoff as indicated in Section 3.1. Transfer of title to and risk of loss for the Satellite shall pass to the Customer at the time of Launch. Contractor shall retain title to the WV-2 Flight Software Test Bench (“FSTB”) and Deliverable Data listed in Section 3 of Exhibit B both prior to and after delivery. Any title transferred under this Agreement shall be free and clear of all liens and encumbrances of any kind.
9. EXCUSABLE DELAY
     9.1. EXCUSABLE DELAY DEFINED.
          (a) With respect to Contractor’s performance of its obligations under this Agreement, an “Excusable Delay” shall be any delay in the performance of the Work due to: war, outbreak of national hostilities, invasion or sabotage, Government sovereign acts; fire, earthquake, flood, epidemic, explosion, or quarantine restriction; strike or work slow down not reasonably within Contractor’s control; freight embargoes; acts of God; any subcontractor delay due to any of the foregoing events; provided written notice is given to Customer, in writing, within ten (10) Business Days after Contractor shall have first learned of the occurrence of such an event. Notwithstanding the foregoing, failure by Contractor to provide such notice shall not prevent such an event from qualifying as an Excusable Delay provided Customer’s Program Manager has actual notice of such event by means of publicly and commonly available sources (i.e. national or global coverage of major natural disaster) prior to Customer suffering any prejudice from Contractor’s failure to provide such notice. Such notice to be provided by Contractor, as required by the preceding provisions, shall include a detailed description of the portion of the Work known to be affected by such delay. In all cases, Contractor shall use reasonable efforts to avoid or minimize and/or work around such delay through the implementation of any work-around plans, alternate sources, or other means Contractor may utilize or expect to utilize to minimize a delay in performance of the Work. Contractor shall also provide Customer prompt written notice when the event constituting an Excusable Delay appears to have ended. This Article 9, including reliance on Excusable Delay, is only applicable to Contractor. Delays applicable to Customer are set forth in Article 12.5.
          (b) In the event Customer disputes the Excusable Delay, Customer shall inform Contractor in writing within ten (10) Business Days from the date of receipt of written notice of the event constituting an Excusable Delay and, if the Parties have not resolved the dispute within ten (10) Business Days of Contractor’s receipt of written notice from Customer, the dispute shall be resolved pursuant to Article 22.
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     9.2. EQUITABLE ADJUSTMENTS.
          (a) In the event of an Excusable Delay under Article 9.1, there shall be an equitable adjustment made to the Delivery Schedule and Delivery Dates as set forth in Exhibit C, as well as any interim schedule events set forth in Exhibit B; provided, however, Contractor acknowledges and agrees that the occurrence of an Excusable Delay shall not entitle Contractor to an increase in the Contract Price.
          (b) In the event of an adjustment in the Delivery Date of the Satellite due to an Excusable Delay, there shall be an adjustment in the Delivery Date of the Satellite as well as interim schedule events only to the extent such Delivery Date or schedule is impacted by the Excusable Delay.
          (c) Customer may terminate this Agreement pursuant to Article 26.3 when it becomes known that the aggregate of Contractor’s Excusable Delays will exceed one hundred and twenty (120) days. Any dispute between the Parties as to the aggregate of Excusable Delay shall be subject to procedures set forth in Article 22.
     9.3. MAXIMUM EXCUSABLE DELAY.
     The maximum total amount of Excusable Delay shall be one hundred and twenty (120) days.
10. IN-ORBIT PERFORMANCE PAYMENTS
     10.1. TOTAL AMOUNT AT RISK.
     The Total Amount At Risk shall be placed at risk by Contractor against failure of the Satellite to meet the criteria set forth or referenced in Article 10.2 and in accordance with Exhibit D.
     10.2. IN-ORBIT PERFORMANCE PAYMENTS.
     Contractor represents that the Satellite will meet the criteria set forth or referenced in Exhibit D. To the extent the Satellite satisfies the criteria set forth or referenced in Exhibit D, Customer shall pay Contractor Performance Amounts, to be calculated as specified in Exhibit D. The total aggregate amount of performance payments paid by Customer to Contractor for any and all Satellites shall not exceed the Total Amount At Risk, plus interest thereon calculated pursuant to Article 4.5.
     10.3. CALCULATION AND EARNING OF PERFORMANCE AMOUNTS.
     The Total Amount at Risk shall be paid by Customer to Contractor in accordance with Exhibit D.
     10.4. DISPUTED PERFORMANCE.
     Customer shall notify the Contractor of any failure of the Satellite to meet any performance criteria set forth in Exhibit D within two (2) Business Days of when Customer knows of said failure to meet the performance criteria. In the event of a dispute as to the performance of the Satellite, Customer shall provide Contractor with such technical data, reports, analyses, and
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records as are available to support Customer’s determination and Contractor shall be given thirty (30) days to verify the data. If, following such 30 day period, Contractor continues to disagree with Customer’s determination and is able to present evidence to the contrary, then Customer shall consider such evidence and consult with Contractor. In the event the Parties do not reach agreement, the Parties agree to have an independent determination of the Satellite’s technical status performed by a mutually-acceptable technically-qualified third party. The costs incurred in retaining the third party shall be shared equally between Contractor and Customer. The Parties agree that before reference to such mutually-acceptable technically-qualified third party, an informal forum between the Parties’ Chief Executive Officers shall take place to attempt resolution of said dispute. In the event such efforts to resolve the dispute are unsuccessful, the Parties shall proceed under Article 22.2. The foregoing independent determination may be used by either Party in any arbitration under Article 22.2, but such determination shall not be binding upon the arbitrators.
11. CORRECTIVE MEASURES IN SATELLITE AND OTHER CONTRACT DELIVERABLES
     11.1. NOTICE OF DEFECTS.
          (a) Customer shall notify Contractor within five (5) Business Days in writing when Customer becomes aware of a Defect existing in any Contract Deliverable or component part thereof. Said Defect shall be capable of being demonstrated to Contractor. In the event Contractor disagrees with Customer or Customer Personnel as to the existence or nature of a Defect, Contractor shall so advise Customer in writing. In such event, the Parties shall negotiate in good faith to determine what Defect, if any, exists and any action required to remedy such Defect. Except to the extent written waivers are made, Customer’s failure to notify Contractor of any Defect shall not constitute a waiver of any rights of Customer or obligations of Contractor under this Agreement with respect to any such Defects.
          (b) Contractor shall advise Customer as soon as practicable by telephone or e-mail and confirm in writing any event, circumstance, or development that materially threatens the quality of any Contract Deliverables or component parts thereof, including any Satellite, or threatens the Delivery Dates established therefore.
          (c) Without limiting the generality of the foregoing, if the data available from the Satellite shows that the Satellite contains a Defect, Contractor shall promptly inform Customer of such Defect.
     11.2. DUTY TO CORRECT.
          (a) Without limiting the obligations of Contractor or the rights of Customer under this Agreement, prior to Launch of the Satellite, Contractor shall, at its expense, promptly correct any Defect related to any Contract Deliverable or component thereof that Contractor or Customer discovers during the course of the Work, and notwithstanding that a payment may have been made in respect thereof, and regardless of prior reviews, inspections, approvals, or acceptances (with the exception of waivers and deviations previously agreed-upon). This provision is subject to the right of Contractor to have any items containing a Defect returned at Contractor’s expense to Contractor’s facility for Contractor to verify and correct the Defect.
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          (b) Following Launch of the Satellite, Contractor duty to correct any Defect in the Contract Deliverables or components thereof is solely limited to using reasonable efforts to correct any Defect in the Satellite to the extent that such Defect may be corrected by transmitting Satellite commands and/or transmitting modifications in the Satellite Flight Software in order to mitigate or eliminate the operational effects of the Defect. Contractor shall coordinate and consult with Customer concerning said resolution of Defects in the Satellite.
          (c) Contractor shall fulfill the foregoing obligations at its own cost and expense, including all costs arising from charges for packaging, shipping, insurance, taxes, and other matters associated with the corrective measures, unless it is reasonably determined after investigation that Customer directly caused the Defect in question, in which case Customer shall pay all such costs.
          (d) If Contractor fails to correct any material Defect with respect to the unlaunched Satellite or with respect to any other Contract Deliverable within a reasonable time after notification from Customer and after the Parties have followed the provisions of Article 11.1 above, then, with the prior written consent of Contractor (said consent not to be unreasonably withheld), Customer may, by separate contract or otherwise, correct or replace such items or services and Contractor shall pay to Customer the reasonable cost of such correction or replacement., In the event of any dispute regarding the above, Article 22.2 shall apply. The amount payable by Contractor shall be verified at Contractor’s request by an internationally recognized firm of accountants appointed by Contractor.
          (e) Contractor may at its option, either correct the Defect or seek a waiver. In the event the Defect is waived, Contractor shall promptly provide Customer with a written price proposal for such change.
          (f) Notwithstanding anything herein to the contrary, in the event there is a total loss of the Satellite prior to launch such that the Delivery of the Satellite would be delayed by more than one hundred eighty (180) days, then DG shall have the option of either requiring that Contractor replace the Work up to the point of loss at Contractor’s sole expense or return to Customer all payments made by Customer as of the date of the loss.
          (g) This duty to correct does not apply to CFE.
12. CHANGES IN SCOPE OF WORK
     12.1. CHANGES DIRECTED BY CUSTOMER.
          (a) Subject to paragraphs (b), (c) and (d) below, Customer shall be entitled to direct changes to the Satellite during the performance of this Agreement when any such changes are necessary for the Satellite to accommodate fit, form and function incompatibilities or test inconsistencies between the Satellite, the WV110 Instrument, Launch Services and/or ground systems operations. Any incompatibility or inconsistency requiring a change to the Satellite between or among these items must be demonstrated to be of such magnitude that a failure to proceed with the change could be reasonably expected have a material effect on the performance of the Satellite. The Parties will agree upon the scope, implementation and technical direction of any change prior to proceeding with said change.
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          (b) Any change directed by Customer as described in paragraph (a) above shall be submitted in writing to Contractor. Contractor shall respond to such directed change in writing to Customer within 30 days after such directed change and shall include in such response the details of the impact of such change on the Contract Price, Delivery Schedule, Satellite Performance Specifications, or other terms of this Agreement.
          (c) Customer shall notify Contractor in writing, within 30 days after receipt of Contractor’s response, whether or not Customer agrees with and accepts Contractor’s response. If Customer agrees with and accepts Contractor’s response, Contractor shall proceed with the performance of this Agreement as changed immediately upon the execution by both Parties of an Amendment reflecting such changes.
          (d) If the Parties cannot agree on a reasonable price or revised Delivery Schedule, Satellite Performance Specifications, or other item, as occasioned by Customer’s directed change, and Customer still desires the directed change, Customer shall direct Contractor to proceed with the change and Customer shall pay Contractor’s proposed price and accept the revised Delivery Schedule or Satellite Performance Specifications or other item pending any decision to the contrary under Article 22. Contractor shall proceed with the Work as changed and Customer may dispute the reasonableness of the proposed price, revised Delivery Schedule, performance specification or under Article 22. In the event it is determined pursuant to such dispute resolution or by the Parties’ mutual written agreement that Customer is entitled to a full or partial refund of amounts paid under this paragraph (d), Customer shall be entitled to interest on such refunded amounts, such interest running from the date of payment by Customer to the date of refund at the interest rate set forth in Article 4.5.
     12.2. CHANGES REQUESTED BY CUSTOMER
               In the event Customer desires to change the scope of work, the Delivery Schedules, or any other term of this Agreement, Customer shall submit a detailed description of the requested change to Contractor. Contractor shall respond within fifteen (15) Business Days, with its proposal for adjustments to the consideration, Delivery Schedule and any other term of this Agreement. Subject to mutual agreement, the consideration, Delivery Schedule and/or any other affected term of this Agreement shall be modified to incorporate the mutually agreed upon change. If the Parties establish and agree that an advance target price is sufficient to initiate Work in the Customer requested change, the Contractor shall proceed with the Work as modified. In such circumstances, the final determination of the price, schedule and any other affected term will be agreed upon on/before forty-five (45) days after any decision to proceed. Contractor may implement any change requested by Customer prior to the completion of the change negotiation. This decision shall not constitute Contractor’s acceptance of any change as requested nor shall it impair Contractor’s rights to additional consideration, schedule adjustment or modification of any other Agreement term.
     12.3. CHANGES REQUESTED BY CONTRACTOR.
          (a) Subject to paragraphs (b) and (c) below, Contractor may request, during the performance of this Agreement, any change within the general scope of this Agreement, including any change that will add or delete Work, affect the design of the Satellites, change the
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method of shipping or packing, or the place or time of Delivery, or will affect any other requirement of this Agreement.
          (b) Any changes as described in paragraph (a) above requested by Contractor shall be submitted in writing to Customer at least 30 days prior to the proposed date of the change. If such Contractor requested change causes an increase or decrease or other impact in the Contract Price, Delivery Schedule, Satellite Performance Specifications, or other terms of this Agreement, Contractor shall submit, with such request, a written proposal identifying such change and the impact thereof on the Contract Price, Delivery Schedule, Satellite Performance Specifications, or other terms of this Agreement.
          (c) Customer shall notify Contractor in writing, within 30 days after receipt of the requested change proposal, whether or not Customer agrees with and accepts such change and the price/schedule/performance or other impact thereof. If Customer agrees with and accepts Contractor’s requested change and such impact thereof, Contractor shall proceed with the performance of this Agreement as changed.
     12.4. PRICING OF CHANGES.
     When calculating the change in the Contract Price caused by changes in the Work pursuant to this Article 12, such calculation shall be consistent with Contractor’s standard pricing practices that it offers its other customers, including labor rates and general administrative and overhead rates then in effect at the time of the change.
     12.5. DELAYS CAUSED BY CUSTOMER
     After lapse of the [***Redacted***] grace period and the [***Redacted***] Liquidated Damages Period set forth in Article 20, in the event Customer creates a delay by failure to act in a timely manner, or by an action that in some way prevents or impedes Contractor from making progress, including, but not limited to Customer’s failure to provide CFE and/or services in accordance with this Agreement’s requirements, the Parties shall agree upon an equitable adjustment in the affected terms (including price) of this Agreement under this clause to the extent of the schedule delay that Customer is specifically responsible for causing. In the event Customer reasonably withholds acceptance and/or approvals, a delay shall not be deemed to have been caused by Customer. In the event such withholding of acceptance and/or approvals is unreasonable, a delay shall be deemed to have been caused by Customer to the extent, but only to such extent, that such an act has caused the delay to the project schedule, this Article 12.4 is the only remedy for of Contractor for Customer-caused delays.
13. PERMITS AND LICENSES; COMPLIANCE WITH LAWS
     13.1. UNITED STATES PERMITS, LICENSES, AND LAWS.
     (a) Contractor shall, at its own expense, obtain all United States Government approvals, permits, and licenses, including any required for export from or import into the United States, as may be required for its performance of the Work.
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          (b) Contractor shall, at its expense, perform the Work in accordance with all applicable Laws of the United States and the conditions of all applicable United States Government approvals, permits, or licenses.
     13.2. REVIEW OF APPLICATIONS.
     Contractor shall review with Customer any application relating to import or export that Contractor makes to any government department, agency, or entity for any approval, permit, license, or agreement, as may be required for performance of the Work, prior to submission of such application. Contractor shall provide Customer a minimum of five Business Days to review such application prior to submission to such governmental entity, and Contractor shall in good faith consider and accommodate any comments and proposed revisions made by Customer for incorporation into such application.
     Customer shall reasonably cooperate with Contractor in Contractor’s efforts to procure all such approvals, permits, licenses, and agreements.
     13.3. VIOLATIONS OF LAW.
     Customer shall not be responsible in any way for the consequences, direct or indirect, of any violation by Contractor, its subcontractors, or their respective Affiliates or associates of any Law or of any country whatsoever. Contractor shall not be responsible in any way for the consequences, direct or indirect, of any violation by Customer, its subcontractors, or their respective Affiliates or associates of any Law or of any country whatsoever.
14. SUBCONTRACTS
     14.1. SUBCONTRACTS
     To the extent permitted under the relevant subcontract and subject to the subcontractor’s written approval and Customer’s execution of any subcontractor-required non-disclosure agreement, Contractor will provide, upon Customer’s reasonable request, copies of the technical content of the subcontract and/or a copy of the full text of any major subcontract (excluding price and payment schedule).
     14.2. NO PRIVITY OF CONTRACT.
     Nothing in this Agreement shall be construed as creating any contractual relationship between Customer and any of Contractor’s subcontractors. Contractor is fully responsible to Customer for the acts or omissions of its subcontractors and all persons used by Contractor or any of its subcontractors in connection with performance of the Work. Except as provided for in Article 9, any failure by any of Contractor’s subcontractors to meet its obligations to Contractor shall not constitute a basis for Excusable Delay and shall not relieve Contractor from meeting any of its obligations under this Agreement. Customer’s acknowledgment of any vendor under subcontract or subcontractor shall not relieve Contractor from any obligations or responsibilities under this Agreement.
     Nothing in this Agreement shall be construed as creating any contractual relationship between Contractor and any of Customer’s subcontractors. Customer is fully responsible to
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Contractor for the acts or omissions of its subcontractors and all persons used by Customer or any of its subcontractors in connection with delivery of the WV110 Instrument. Contractor’s acknowledgment of any vendor under subcontract or subcontractor shall not relieve Customer from any obligations or responsibilities under this Agreement.
     14.3. ASSIGNMENT OF SUBCONTRACTS
     In accordance with Section 7.7.1 of Exhibit B, Contractor shall make reasonable efforts in negotiating its subcontracts to include an assignment clause that would enable the assignment of Contractor’s subcontract(s) in the event of a properly executed termination under this Agreement. Upon said termination of this Agreement and to the extent that Contractor has the legal and contractual right under the subcontract to do so, upon Customer’s written request, Contractor shall promptly assign said subcontract.
     14.4. CONTRACTOR’S DUTIES WITH RESPECT TO SUBCONTRACTORS
     The Contractor’s duties and obligations under this Agreement shall include the obligations of its subcontractors.
15. PERSONNEL AND KEY PERSONNEL
     15.1. PERSONNEL QUALIFICATIONS.
     Contractor shall assign properly qualified and experienced personnel to the program contemplated under this Agreement, and Contractor shall use reasonable efforts to retain such personnel on Customer’s program for the duration of such program.
     15.2. KEY PERSONNEL POSITIONS.
Contractor key personnel (“Key Personnel”) shall be the personnel set forth in Exhibit B.
     15.3. ASSIGNMENT OF KEY PERSONNEL.
          (a) Contractor will assign individuals from within Contractor’s organization to the Key Personnel positions to carry out the Work.
          (b) Key Personnel will be familiar with programs similar to Customer’s program.
          Before assigning an individual to any Key Personnel positions, whether as an initial assignment or a subsequent assignment, Contractor shall notify Customer of the proposed assignment, shall introduce the individual to appropriate Customer representatives and shall provide Customer with the individual’s resume (only in the event any such individual is not known to the Customer). If Customer in good faith objects to the qualifications of the proposed individual after being notified thereof, then Contractor agrees to discuss such objections with Customer and resolve such concerns on a mutually agreeable basis, including selecting alternative personnel. Customer may object to any Key Personnel during the course of the program, or in the event any individual filling a Key Personnel position leave such position for whatever reason, Contractor shall follow the procedures set forth in this Article 15.3 to select replacement personnel.
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16. CONTRACTOR’S REPRESENTATIONS, COVENANTS, AND WARRANTIES
     16.1. ORGANIZATION; GOOD STANDING AND QUALIFICATION.
     Contractor represents that:
          (a) it is a corporation duly organized, validly existing and in good standing under the Laws of Delaware;
          (b) it has all requisite power and authority to own and operate its material properties and assets and to carry on its respective business as now conducted in all material respects; and
          (c) it is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
     16.2. AUTHORIZATION.
     Contractor represents that:
          (a) it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;
          (b) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action of Contractor and do not conflict with any other agreement or obligation to which it is a party or which binds its assets; and
          (c) this Agreement is a valid and binding obligation of Contractor, enforceable in accordance with its terms, except Contractor makes no representation or warranty as to the enforceability of remedies due to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws relating to or affecting the enforcement of creditor’s rights or by reason of general principles of equity.
     16.3. CONTRACTOR WARRANTIES FOR CONTRACT DELIVERABLES
          (a) Satellite (Pre-Launch): [***Redacted***] Contractor warrants that the Satellite (excluding CFE) furnished under this Agreement shall comply with the requirements of Exhibits A and B and be free from Defects (other than Defects waived in writing by the Customer). If the Customer becomes aware of a Defect, Customer shall notify Contractor within ten (10) Business Days after discovery by Customer of the Defect. Except for Contractor’s obligations set forth in paragraph (b) immediately below, the warranty herein shall immediately expire upon Launch of the Satellite.
          (b) Satellite (Post-Launch): Immediately upon Launch, Contractor’s obligation to correct any Defect in the Satellite or components thereof (excluding CFE) is limited to using reasonable efforts to correct any Defect in the Satellite if, and to the extent that, such Defect may be corrected by transmitting Satellite commands and/or transmitting modifications in the flight software in order to mitigate or eliminate the operational [***Redacted***] following Satellite Delivery.
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          (c) Other Contract Deliverables: With respect to all remaining Deliverable Items listed in Section 3.1 of Exhibit B, excluding those items specified in Sections 3.1(f) and (g) of Exhibit B, Contractor warrants that said Deliverable Items shall be free from Defects (other than those Defects waived by Customer) for a period [***Redacted***] following the on orbit performance update.
          (d) Services: Contractor warrants that it will perform all services related to the Work in accordance with good industry standards of the aerospace and satellite communications industry practice for work similar in type, scope and complexity of the Work.
          (e) Data and Documentation: With respect to Data and Documentation, Contractor warrants that said Data and Documentation shall be free from material errors or omissions related to the operation of the Customer’s satellite and ground stations for [***Redacted***].
          (f) Contractor’s obligations under this warranty are, at the Contactor’s sole discretion, limited to inspection of the Contract Deliverable and repair or replacement of the Contract Deliverable. It is understood that such a warranty repair does not renew the warranty term for the Contract Deliverable. Notwithstanding the foregoing: (a) the warranty term for the Contract Deliverable (or portion thereof) being repaired or replaced shall be tolled during the period of such repair; and (b) where a warranty repair involves a portion of the Contract Deliverable, and the remaining portion of the Contract Deliverable can not be effectively tested and or utilized during the period of repair, then the warranty term for the remaining portion of the Contract Deliverable shall be tolled during such period of repair. Contractor’s obligations hereunder are expressly conditioned upon the following terms:
          (g) In the event that the Contract Deliverable does not contain a Defect, Customer shall reimburse Contractor for all reasonable expenses incurred during the warranty determination.
          (h) This warranty does not apply to any portion of CFE or to any Contract Deliverable or portion thereof that in any way has been repaired, altered, or otherwise affected in any manner by any act of Customer or its subcontractor(s) so as to affect the condition or performance of the Contract Deliverable or any Contract Deliverable or portion of the Contract Deliverable that shall have been subject to misuse, abuse, alteration, improper handling, improper testing or installation by Customer or its subcontractors, whether by accident or other cause. This warranty does not extend to any customers or clients of Customer.
          (i) Before any Contract Deliverable is returned to the Contractor, Customer shall obtain written authorization from the Contractor. Customer assumes the responsibility for any/all unauthorized shipments. In the event that Contractor repairs or replaces any part under this warranty, the cost of shipping the part will be borne by the Customer.
     16.4. REMEDIES.
          (a) Notwithstanding anything to the contrary herein, Customer shall have the right at any time during the period of the warranties set forth in this Article 16.4 to require that any Work not conforming in all material respects to this Agreement be promptly corrected or replaced at Contractor’s expense with conforming Work.
          (b) Contractor shall correct errors, including modifying code and making operational modifications, in accordance with Article 11.2. Either Party shall in a timely manner provide the
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other Party with access to engineering, software and operations support personnel, including and/or involving such other Party’s subcontractors and vendors, where feasible, for the purpose of resolving errors, problems, or issues relating to any Contract Deliverable to be delivered pursuant to this Agreement. After lapse of the warranty period specified in Article 16.3 for the duration of the operational life of the Satellite, the parties agree to enter into a time and materials agreement for such services as the parties may agree upon after the date hereof.
          (c) In the event Contractor, for whatever reason, fails to perform its obligations under paragraph (b) above, with respect to any flight or ground software to be delivered under this Agreement, Contractor agrees in accordance with the terms of the Software License to allow Customer to use the source code and related documentation for such software so as to enable Customer to perform tasks contemplated by paragraph (2) above. Contractor shall ensure that all of Contractor’s source code for the flight firmware and software and ground software is appropriately maintained, stored, catalogued, and archived as necessary to maintain such source code to object code integrity.
          (d) Under no circumstances, shall Contractor’s total liability under this warranty exceed the price actually paid by Customer under this Agreement. CONTRACTOR’S WARRANTIES UNDER THIS AGREEMENT ARE SOLELY LIMITED TO WARRANTIES IDENTIFIED ABOVE. CONTRACTOR DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.
17. CUSTOMER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     17.1. ORGANIZATION; GOOD STANDING AND QUALIFICATION.
     Customer represents that:
          (a) it is duly organized, validly existing and in good standing under the Laws of the State of Delaware;
          (b) it has all requisite power and authority to own and operate its material properties and assets and to carry on its respective business as now conducted in all material respects; and
          (c) it is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
     17.2. AUTHORIZATION.
     Customer represents that:
          (a) it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;
          (b) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action of Customer and do not conflict with any other agreement or obligation to which it is a party or which binds its assets; and
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          (c) this Agreement is a valid and binding obligation of Customer, enforceable in accordance with its terms, except Customer makes no representation or warranty as to the enforceability of remedies due to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws relating to or affecting the enforcement of creditor’s rights or by reason of general principles of equity. Notwithstanding the foregoing, in the event of Customer’s bankruptcy, insolvency, moratorium, reorganization, or equity proceeding, Customer shall use its best efforts to have this Agreement confirmed according to its terms.
     17.3. INTELLECTUAL PROPERTY.
          Customer represents and warrants that (i) it is either the owner of, or authorized to use and incorporate, any Intellectual Property provided by Customer (or others on behalf of Customer); (ii) Customer shall not require Contractor to pay any license fees or royalties for the use of any Intellectual Property of Customer; and (iii) Customer’s Intellectual Property and/or any modifications of Contractor’s Intellectual Property by Customer (or any other entity, other than Contractor or its subcontractors, acting on behalf of Customer) shall not infringe any Intellectual Property Right of any third party. Customer is not aware of any claim to the contrary by any third party. This warranty shall begin on the Effective Date and continue for the [operating][design] life of the Satellite. In the event of a claim under this clause, Customer shall use reasonable best efforts to secure an alternative source for the Intellectual Property or to obtain a license from the party claiming infringement.
18. INTELLECTUAL PROPERTY RIGHTS
     18.1. CONTRACTOR FURNISHED/DEVELOPED TECHNOLOGY AND DATA.
          (a) Intellectual Property developed and/or furnished by Contractor and provided to Customer pursuant to this Agreement shall be and remain the property of Contractor, or as applicable, its subcontractor. Contractor hereby grants to the extent legally permitted to do so, a non-exclusive license without the right to grant sublicenses to Customer all of the Intellectual Property provided/developed by Contractor pursuant to this Agreement for the purpose of developing, integrating, testing, launching, operating, maintaining and repairing the Satellite and related ground command and control, and image ordering, processing, and dissemination functions, designing “work-arounds” for minor performance discrepancies, and designing, manufacturing, operating and maintaining ground stations that communicate with the Satellite related to the WV2 program operations.
          (b) [***Redacted***]
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     18.2. CUSTOMER DEVELOPED TECHNOLOGY AND DATA.
     Technology and data developed by Customer and provided to Contractor pursuant to this Agreement shall be and remain the property of Customer. Contractor is granted a non-exclusive license to use the technology and data so developed, for the purposes for which they were developed and provided to Contractor under this Agreement. Such technology and data shall be marked with an appropriate legend which indicates that it is licensed to Contractor for Contractor’s use so long as such use is associated with this Agreement. The integration, modification etc. of Customer Intellectual Property shall in no way diminish any of Customer’s rights thereto. The Specifications (Exhibit A) and the Statement of Work (Exhibit B) shall be the Intellectual Property of Customer.
     18.3. FUTURE LICENSES.
     Should Contractor or Customer desire to use, for future applications outside the scope of this Agreement, the technology and data which have been licensed hereunder, the Parties shall endeavor to negotiate license agreements as appropriate for such future applications.
     18.4. CONTRACTOR INTELLECTUAL PROPERTY INDEMNITY.
          (a) Contractor will defend at its expense any legal proceedings brought against Customer and/or its officers, directors or employees, to the extent that it is based on a claim that the design or use of any Contract Deliverable is a direct infringement of a U.S. copyright, U.S. patent, or other Intellectual Property of a third party protected under U.S. law, and will pay all damages and costs awarded by a court of final appeal attributable to such a claim, provided that Customer (i) provides notice of a the claim promptly to Contractor, (ii) gives sole control of the defense and settlement of same; (iii) provides to Contractor all available information, assistance and authority to defend; (iv) has not settled such proceedings without Contractor’s prior written consent. Should any Contract Deliverable or portion thereof become, or in Contractor’s opinion be likely to become the subject of a claim of infringement, Contractor shall, at its own expense and as Customer’s sole exclusive remedy, elect to (i) obtain for Customer the right to use the Contract Deliverable as contemplated herein, (ii) replace or modify the Contract Deliverable so that it becomes non-infringing and still satisfies all other requirements.
          (b) Contractor shall have no liability for any infringement or claim which results from (i) use of the Contract Deliverables in combination with any non-Contractor-provided equipment, software or data, if such infringement would have been avoided by use of the Contract Deliverables without such equipment, software, of data; (ii) Contractor’s compliance with designs or hardware provided solely by Customer that when implemented results in such infringement.
     18.5. CUSTOMER INTELLECTUAL PROPERTY INDEMNITY.
          (a) Customer will defend at its expense any legal proceedings brought against Contractor and/or its officers, directors or employees, to the extent that it is based on a claim that the design or use of any data, components, software and Intellectual Property furnished by Customer to Contractor hereunder is a direct infringement of a U.S. copyright, U.S. patent, or other Intellectual Property of a third party protected under U.S. law, and will pay all damages and
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costs awarded by a court of final appeal attributable to such a claim, provided that Contractor (i) provides notice of the claim promptly to Customer, (ii) gives sole control of the defense and settlement of same; (iii) provides to Customer all available information, assistance and authority to defend; (iv) has not settled such proceedings without Customer’s prior written consent. Should any data, component, software or Intellectual Property furnished by Customer to Contractor hereunder, or any portion thereof, become, or in Customer’s opinion be likely to become the subject of a claim of infringement, Customer shall, at its own expense and as Contractor’s sole exclusive remedy, elect to (i) obtain for Contractor the right to use the data, components software or Intellectual Property furnished by Customer to Contractor hereunder as contemplated herein, (ii) replace or modify the data, components, software or Intellectual Property furnished by Customer to Contractor hereunder so that it becomes non-infringing and still satisfies all other requirements.
          (b) Customer shall have no liability for any infringement or claim which results from (i) use of the CFE in combination with any non-Customer-provided equipment, software or data, if such infringement would have been avoided by use of the CFE without such equipment, software, of data; (ii) Customer’s compliance with designs or hardware provided solely by Contractor that when implemented results in such infringement.
          (c) THE ENTIRE LIABILITY OF EITHER PARTY WITH RESPECT TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY IS SET FORTH IN THE PRECEDING PROVISIONS OF THIS SECTION 18, AND NEITHER PARTY SHALL HAVE ANY ADDITIONAL LIABILITY WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT.
     18.6. SOURCE CODE ESCROW.
          (a) At the Customer’s written request, Contractor agrees to place, or arrange to have placed in a escrow software account the source code identified in Section 5.3.16 of Exhibit B. The software escrow account will be established with a mutually agreed upon institution naming Customer as beneficiary at Customer’s expense and under terms that are mutually agreeable to both Parties. Access to this source code escrow account will be limited to Customer Personnel in the event of Contractor’s or the owning party’s cessation to do business for any reason or upon Contractor or the owning party’s inability or refusal to provide, in a timely manner, support or enhancements for the Contract Deliverables delivered under this Agreement. Customer Personnel, and consultants and subcontractors who have executed an appropriate non-disclosure agreement, shall only use such source code in support of the Contract Deliverables under this Agreement and such use shall be strictly in accordance with the terms and conditions of the licenses granted in this Agreement. The source code shall be placed into the escrow account within 20 Business Days after the shipment of a Contract Deliverable and will remain in the Escrow Account for the operational life of the Satellite.
     18.7. SOFTWARE LICENSE.
          The Parties shall enter into a software license agreement for the flight and ground software that will be substantially similar in substance to the license executed pursuant to the WV1 agreement.
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     18.8. INTELLECTUAL PROPERTY REPRESENTATION
          (a) Contractor represents and warrants that (i) it is either the owner of, or authorized to use and incorporate, any Intellectual Property utilized or incorporated in any Contract Deliverable or the manufacture of any Contract Deliverable or otherwise utilized in the performance of the Work; (ii) Customer shall not be required to pay any license fees or royalties apart from those included in the Contract Price for use of any Intellectual Property utilized or incorporated in any Contract Deliverable or the manufacture of any Contract Deliverable or otherwise utilized in the performance of the Work; and (iii) neither the Work nor any Intellectual Property utilized or incorporated in any Contract Deliverable or the manufacture of any Contract Deliverable shall infringe any Intellectual Property Right of any third party.
          (b) Customer represents and warrants that (i) it is either the owner of, or authorized to use and incorporate, any Intellectual Property to be furnished as CFE; (ii) Contractor shall not be required to pay any license fees or royalties for use of any Intellectual Property utilized or incorporated in any CFE; and (iii) no Intellectual Property utilized or incorporated in any CFE shall infringe any Intellectual Property Right of any third party.
19. INDEMNIFICATION
     19.1. CONTRACTOR’S INDEMNIFICATION.
          (a) Subject to the indemnification procedures set forth in Article 19.3, Contractor shall indemnify, defend, and hold harmless Customer and its Affiliates and their respective associates from any and all Losses arising from, in connection with, or based on any claims made by third parties (including Consultants and agents of Customer, Contractor, or any Subcontractor but not any employee, officer, or director of Customer) regarding any of the following:
(1)	injury to persons (including sickness or death) or damage to real or tangible personal property, resulting from any act or omission, negligent or otherwise, of Contractor or its Subcontractors in the performance of the Work;

(2)	any claims arising out of or related to occurrences Contractor is required to insure against pursuant to Article 21, to the extent of the amount of the insurance required under such Article; or

(3)	Contractor’s breach of its obligations under this Agreement.
     19.2. CUSTOMER’S INDEMNIFICATION.
          (a) Subject to the indemnification procedures set forth in Article 19.3, Customer shall indemnify, defend, and hold harmless Contractor and its Affiliates and their respective associates from any and all Losses arising from, in connection with, or based on any allegations made by third parties (including Consultants and agents of Contractor, any Subcontractor, or Customer but not any employee, officer, or director of Contractor) regarding any of the following:
(1)	injury to persons (including sickness or death) or damage to real or tangible personal property, resulting from any act or omission, negligent or otherwise, of Customer and its Consultants;
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(2)	any claims arising out of or related to occurrences Customer is required to insure against pursuant to Article 21, to the extent of the amount of the insurance required under such Article;

(3)	Customer’s breach of its obligations under this Agreement; or

(4)	any claims arising from Customer’s operation of the Satellites except where such Losses results from Contractor’s (i) willful misconduct or gross negligence, or (ii) acts(s) or omissions(s) that are the basis of a denial or exclusion of coverage under the Customer’s launch and in-orbit insurance policy.
     19.3. INDEMNIFICATION PROCEDURES.
          (a) Promptly after receipt by any entity entitled to indemnification under this Article 19 of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative reaction or proceeding involving a claim in respect of which the indemnified Party will seek indemnification pursuant to this Article 19, the indemnified party shall notify the indemnifying Party of such claim in writing. Failure to so notify the indemnifying Party shall not relieve the indemnifying Party of its obligations under this Agreement except to the extent it can demonstrate that it was prejudiced by such failure. Within 15 days following receipt of written notice from the indemnified Party relating to any claim, but no later than 10 days before the date on which any response to a complaint or summons is due, the indemnifying Party shall notify the indemnified Party in writing if the indemnifying Party elects to assume control of the defense or settlement of that claim (a “Notice of Election”).
          (b) If the indemnifying Party delivers a Notice of Election relating to any claim within the required notice period, so long as it is actively defending such claim, the indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; (ii) where the indemnified Party is so represented, the indemnifying Party shall keep the indemnified Party ‘s counsel informed of each step in the handling of any such claim; (iii) the indemnified Party shall provide, at the indemnifying Party ‘s request and expense, such assistance and information as is available to the indemnified Party for the defense and settlement of such claim; and (iv) the indemnifying Party shall obtain the prior written approval of the indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnifying Party has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnifying Party shall not be liable to the indemnified Party for any legal expenses incurred by the indemnified Party in connection with the defense of that claim. In addition, the indemnifying Party shall not be required to indemnify the indemnified Party for any amount paid or payable by the indemnified Party in the settlement of any claim for which the indemnifying Party has delivered a timely Notice of Election if such amount was agreed to without the prior written consent of the indemnifying Party.
          (c) If the indemnifying Party does not deliver a Notice of Election relating to any claim within the required notice period or fails to actively defend such claim, the indemnified Party shall have the right to defend and/or settle the claim in such manner as it may deem appropriate, at the cost and expense of the indemnifying Party. Provided that the indemnified Party acts in good faith, it may settle such claim on any terms it considers appropriate under the circumstances
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without in any way affecting its right to be indemnified hereunder. The indemnifying Party shall promptly reimburse the indemnified Party for all such costs and expenses.
     19.4. WAIVER OF SUBROGATION
     If a Party insures against any loss or damage it may suffer in respect of which it is required to indemnify the other Party, its Affiliates and their respective associates pursuant to this Article 19, it shall be a condition that the insuring Party arrange for the insurer to waive its right of subrogation against such other Party and such other Party’s Affiliates and their respective associates. Each Party shall be entitled to require proof from time to time that the other Party has complied with its obligations under this Article 19.4. In the event a Party does not comply with such obligations, the indemnities referred to in Articles 19.1, 19.2, and 19.3, as applicable, shall extend to any claim that may be made by an insurer pursuant to an alleged right of subrogation.
20. LIQUIDATED DAMAGES FOR LATE DELIVERY
          (a) The Parties acknowledge and agree that failure to meet the Delivery Dates will cause substantial financial loss or damage being sustained by the other Party. The Parties further acknowledge and agree that the following liquidated damages are believed to represent a genuine estimate of the loss that would be suffered by Customer by reason of any such delay (which losses would be difficult or impossible to calculate with certainty), and are neither intended as a penalty nor operate as a penalty.
          (b) In the event Contractor fails to Deliver the Satellite within [***Redacted***] of the scheduled Delivery Date, or such other date as may be mutually agreed to in writing by Contractor and Customer, Contractor agrees to pay Customer as liquidated damages and not as a penalty, the sum of [***Redacted***] for the period beginning on the [***Redacted***] of the delay or the first day following any agreed to extension, if applicable. Damages shall be paid until the earlier of completion of Satellite Delivery or for a maximum of [***Redacted***] (the “Liquidated Damages Period”). The total amount of Liquidated Damages under this Section (b) for failure to meet the Delivery Date for the Satellite shall not exceed [***Redacted***].
          (c) Notwithstanding anything else in this Agreement to the contrary, in the event and only to the extent that the failure to meet the Delivery Date is caused primarily (i) by Customer’s failure to provide Launch Services as scheduled, (ii) by the failure of Customer to deliver the WV110 Instrument for integration with the bus, or (iii) the failure by Customer to deliver any other CFE as scheduled (the “Customer Delay”) and the bus is ready for Instrument integration as agreed upon by the Parties, then Contractor will not be subject to Liquidated Damages for failure to meet the Delivery Date for such period of Customer Delay.
     (d) In the event of a Customer Delay or such other date as may be mutually agreed to in writing by Contractor and Customer and the Work to be delivered by Contractor hereunder is ready for the integration phase of the Satellite bus and the WV110 Instrument, Customer agrees to pay Contractor as liquidated damages and not as a penalty, the sum of [***Redacted***] for the period beginning on the [***Redacted***] of the delay or the first day following any agreed to extension, if applicable. Damages shall be paid until the earlier of completion of Satellite Delivery or a maximum of [***Redacted***]. The total amount of liquidated damages under this Section (d) for failure to meet the Delivery Date for the Satellite shall not exceed [***Redacted***]. Any Delivery Dates and affected interim Milestone schedules shall be
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adjusted to account for such Customer Delay. It being understood that any Customer Delay shall be cumulative and any individual Customer Delay shall count against the [***Redacted***] of grace period.
          (e) In the event and only to the extent that each Party is delayed at the same time, neither Party shall be subject to Liquidated Damages for the period of the mutual delay.
21. INSURANCE
     21.1. GENERAL OBLIGATIONS.
          (a) Contractor represents that it has procured and will maintain insurance (“Ground Insurance”) against all risks and loss or damage to the Satellite (except the WV110 Instrument), and to any and all components purchased for and intended to be integrated into the Satellite (except the WV110 Instrument), in an amount not less than the greater of (i) the replacement value of, or (ii) the amounts paid by Customer with respect to, the Satellite and components. Contractor shall also maintain public liability insurance, insurance of employees, and comprehensive automobile insurance, all in amounts adequate for its potential liabilities under this Agreement. For the Satellite, such insurance shall cover the period beginning at the date hereof up to the moment of Launch. In addition, Contractor shall require each of its subcontractors to provide and maintain insurance in amounts for their respective potential liabilities. In addition, Contractor represents that it has procured and will maintain at all times, from the date hereof through Launch, Ground Insurance for all other Work.
          (b) In the event of a loss under any of such policies, Customer shall be entitled to select (i) to instruct Contractor to replace the Satellite, or (ii) payment of the proceeds under such policies in an amount of the greater of (i) the replacement value of, or (ii) the amounts paid by Customer with respect to, the Satellite and components
          (c) Contractor shall provide a certificate of insurance certified by Contractor’s insurance broker, evidencing such insurance coverage to Customer at Customer’s request.
          (d) Contractor shall require its insurers to waive all rights of subrogation against Customer. Customer shall be named as an additional insured under Contractor’s third-party liability coverage’s, and as a loss payee as Customer’s interests may appear with respect to property insurance.
     21.2. LAUNCH AND IN-ORBIT INSURANCE.
          (a) Customer shall be responsible for procuring launch insurance for the Satellite. Customer shall require its Insurers to waive all rights of subrogation against Contractor. Contractor shall, at the written request of Customer, provide Customer with reasonable assistance (such as providing required technical information) in Customer’s efforts to procure launch insurance, and support at Customer’s meetings with insurers, if necessary.
          (b) Such notices of loss shall comply with the provisions of Article 27.6, and the foregoing specified time for the provision of notice may be shortened in compliance with the respective requirements of such Insurers.
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22. DISPUTE RESOLUTION
     Any dispute, claim, or controversy (“Dispute”) between the Parties arising out of or relating to this Agreement, including but not limited to any Dispute with respect to the interpretation, performance, termination, or breach of this Agreement or any provision thereof shall be resolved as provided in this Article 22, provided, however, that (i) disputes as to payments pursuant to Article 4.3 concerning whether a Milestone has been reached and payments therefore have been earned by Contractor, shall be resolved in accordance with the provisions of Articles 4.3 and 4.4 and Article 22.1 and (ii) disputes as to the performance of the Satellite pursuant to Article 10.4 shall be resolved in accordance with the provisions of Article 10.4 and Article 22.1. All other Disputes concerning Milestones shall be resolved in accordance with this Article 22.
     22.1. INFORMAL DISPUTE RESOLUTION.
     Subject to the provisions of 22.2, prior to or concurrent with the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their Dispute informally, in a timely and cost-effective manner, as follows:
          (a) If, during the course of the Work, a Party believes it has a Dispute with the other Party, the disputing Party shall give written notice thereof, which notice will describe the Dispute and may recommend corrective action to be taken by the other Party. The Contractor Program Manager shall promptly consult with the Customer Program Manager in an effort to reach an agreement to resolve the Dispute.
          (b) In the event agreement cannot be reached within 10 days of receipt of written notice, either Party may request the Dispute be escalated, and the respective positions of the Parties shall be forwarded to an executive level higher than that under paragraph (a) above for resolution of the Dispute.
          (c) In the event agreement cannot be reached under paragraphs (a) or (b) above within a total of 20 days after receipt of the written notice described in paragraph (a) above, either Party may request the Dispute be escalated, and the respective positions of the Parties shall be forwarded to the Chief Executive Officer (CEO) of each Party, and such executives shall meet during such time to resolve the Dispute.
          (d) In the event agreement cannot be reached under paragraphs (a), (b) or (c) above within a total of 30 days after receipt of the written notice described in paragraph (a) above, either Party may proceed with arbitration in accordance with 23.2.
     22.2. ARBITRATION.
          (a) Any dispute or disagreement arising between the Parties in connection with the interpretation of any Article or provision of this Agreement, or the compliance or non-compliance therewith, or the validity or enforceability thereof, or any other dispute related to this Agreement which is not settled to the mutual satisfaction of the Parties within 30 days (or such longer period as may be mutually agreed upon) from the date that either Party informs the other, in writing, that such dispute or disagreement exists, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, in effect on the date that such notice is given. Arbitration shall be held in Denver, Colorado, U.S.A.
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          (b) The Party demanding arbitration of a controversy shall, in writing, specify the matter to be submitted to arbitration and, simultaneously, choose and nominate a competent individual to act as an arbitrator. Thereupon, within 15 days after receipt of such written notice, the other Party shall, in writing, choose and nominate a second competent arbitrator. The two arbitrators so chosen shall promptly select a third arbitrator, giving written notice to both Parties of their choice and fixing a time and place at which both Parties may appear and be heard with respect to the controversy at hand. In the event the two arbitrators fail to agree upon a third arbitrator within a period of seven days, or if, for any other reason, there is a lapse in the naming of an arbitrator or arbitrators, or in the filling of a vacancy, or in the event of failure or refusal of any arbitrator(s) to attend to or fulfill his or their duties, then upon application by either Party to the controversy, an arbitrator or arbitrators shall be named by the American Arbitration Association. The arbitration award made shall be final and binding upon the Parties and judgment may be entered thereon, upon the application of either Party to any court having jurisdiction. In no event may the arbitrators award any special, incidental, indirect, consequential or punitive damages, including loss of profits or revenues, or prejudgment interest.
          (c) Each Party shall bear the cost of preparing and presenting its case. The cost of arbitration, including the fees and expenses of the third arbitrator, will be shared equally by the Parties unless the award otherwise provides.
23. LAUNCH SUPPORT AND LAUNCH
     Contractor shall provide the Launch Support Services set forth in Exhibit B. Customer shall procure the Launch Services for the Launch.
24. CUSTOMER’S RESPONSIBILITIES
          (a) In addition to Customer’s responsibilities identified in this Agreement, Customer shall also discharge those responsibilities, at no cost to Contractor or to Subcontractors, as set forth in Exhibit B and below.
          (b) Customer will provide access to Contractor and its Affiliates and subcontractors at Customer’s Mission Control Center (MCC), on a timely basis, as necessary to permit Contractor to perform its obligations with respect to such MCC and related services.
          (c) In addition to, and without limiting the generality of, the foregoing, Customer will be responsible for obtaining launch and in-orbit insurance prior to Launch. Customer shall provide Contractor a certificate of such insurance coverage at Contractor’s request.
          (d) Customer shall provide written notification to Contractor as early as practicable as to the identity and nationality of its employees and Consultant(s) for whom access to Contractor’s and Subcontractors’ facilities are required, and subsequent changes thereto, if any. It is recognized that certain United States Government approvals may be required before such employees and Consultant(s) have access to Work pursuant to the provisions of Article 5.
          (e) Customer is responsible for obtaining the frequency spectrum allocations and other approvals and licenses to operate its WorldView Satellite program.
          (f) Customer is responsible for Delivery of the WV110 Instrument as well as interface support with the Instrument supplier defined in Exhibit B.
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          (g) Customer will make available, for Contractor’s use, certain test equipment and Customer facilities, as set forth in the Exhibit B, as Contractor performs the in-orbit tests.
25. FAILURE TO MAKE ADEQUATE PROGRESS
     Notwithstanding Sections 20 and 26, if, at any time prior to Delivery of a Contract Deliverable (but not thereafter), Contractor has failed to make adequate progress toward the completion of such Contract Deliverable, including where such failure is due to the Contract Deliverable or any component thereof being damaged or destroyed where such damage or destruction does not constitute an Excusable Delay, such that Contractor, due to causes related to such Contract Deliverable, will not be able to Deliver the Contract Deliverable by the applicable Delivery Date (as such date may have been modified in accordance with this Agreement) for such Contract Deliverable, then Customer shall be entitled to deliver to Contractor a Demand for correction of the failure to make adequate progress. Such Demand shall state the details of the failure. Within ten days after receipt of the Demand, or such longer time as the Parties may agree, Contractor shall submit to Customer a Correction Plan (in the level of detail feasible within that timeframe) for achieving Delivery not later than the [***Redacted***] following the originally scheduled Delivery Date. If such Correction Plan does not reasonably correct or offset the effect of the failure so as to demonstrate that Delivery of the Contract Deliverable affected thereby can be achieved within [***Redacted***] after the originally scheduled Delivery Date, Customer may reject the Correction Plan, and Contractor shall revise the Correction Plan so as to demonstrate that Delivery for the Contract Deliverable affected thereby can be achieved within [***Redacted***] after the originally scheduled Delivery Date.
26. TERMINATION
     26.1. TERMINATION FOR CUSTOMER’S CONVENIENCE.
          (a) Customer may, upon written notice to Contractor, terminate the Work in accordance with the terms set forth below, and Contractor shall immediately cease Work in the manner and to the extent specified below.
          (b) In the event of termination under this Article 26.1 after December 31, 2006, and provided the termination is not due to Contractor’s default under Article 26.2, Contractor shall be entitled to payment of an amount equal to the lesser of (i) [***Redacted***] and (ii) the Termination Liability Amount specified in Exhibit C; in either case (i) and (ii), less the sum of all amounts received by Contractor in cash or cash equivalent under this Agreement. In no event shall the amounts payable pursuant to this Article 26.1 exceed the Contract Price.
          (c) Notwithstanding anything in this Agreement to the contrary, Customer may terminate this Agreement at any time prior to December 31, 2006, with no liability whatsoever to Contractor. Contractor expressly assumes the risk of nonpayment by Customer for all costs, expenses and/or other obligations incurred by Contractor under this Agreement up to and including December 31, 2006. Upon termination in accordance with this clause, Customer shall not have any rights with regard to any Contract Deliverables hereunder.
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          (d) If in Contractor’s judgment it is feasible for Contractor to utilize any items of terminated Work, it shall submit to Customer an offer to acquire such items. If such offer is accepted, Contractor’s termination invoice shall be credited with the agreed acquisition price.
     26.2. TERMINATION FOR CONTRACTOR’S DEFAULT
          (a) Customer may terminate this Agreement upon service of written notice of default to Contractor at any time after the occurrence of any of the following:
(1)	Subject to any schedule adjustments pursuant to Article 9, Contractor fails to meet any of the program Milestone events set forth in Exhibit C causing a delay that could reasonably be expected to delay the Delivery Date of the Satellite taking into consideration the grace period set forth in clause (2) below.

(2)	The Satellite has not been delivered within [***Redacted***] of the end of the Liquidated Damages Period (as may be extended in accordance with this Agreement);

(3)	Contractor commences a voluntary proceeding concerning itself under any applicable bankruptcy, insolvency, reorganization, adjustment of debt, relief of debtors, or similar law (“Insolvency Law”); or any involuntary proceeding commences against Contractor under an Insolvency Law and the petition has not been dismissed within 90 days after commencement of the proceeding; or a receiver or custodian is appointed for or takes charge of all or a substantial portion of the property of Contractor and such custodian or receiver has not been dismissed or discharged within 60 days; or Contractor has taken action toward the winding-up, dissolution, or liquidation of Contractor or its business; or Contractor has been adjudicated insolvent or bankrupt or an order for relief or any other order approving a case or proceeding under any Insolvency Law has been entered; or Contractor has made a general assignment for the benefit of creditors or becomes unable to pay its debts generally as they become due. Should Contractor become a debtor in any bankruptcy proceeding, Contractor shall move to assume or reject this Agreement within 45 days after the entry of any order for relief; or

(4)	Contractor has purported to assign or transfer this Agreement in violation of the provisions of Article 27.1 and Contractor fails to cure such unauthorized purported assignment or transfer within 30 days after receiving written notice from Customer of the unauthorized purported assignment or transfer.
          (b) In the event Customer terminates this Agreement pursuant to paragraph (a), Contractor shall be entitled to payment of an amount equal to the lesser of (i) the actual costs incurred (subject to audit by Customer); and (ii) the Termination Liability Amount specified in Exhibit C, in either case (i) and (ii) less [***Redacted***] of the total amount of the amount such amount; less the sum of all amounts received by Contractor in cash or cash equivalent under this Agreement.
          (c) If, after termination of this Agreement under the provisions of paragraph (a), it is determined by arbitration, pursuant to Article 22, or admitted in writing by Customer, that Contractor was not in default under the provisions of paragraph (a), or that any delay giving rise to the default was excusable under the provisions of Article 9, such termination shall be
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considered a Termination for Convenience by Customer and the provisions of Article 26.1 shall apply.
     26.3. TERMINATION FOR EXCUSABLE DELAY.
          (a) Customer may, upon written notice to Contractor, immediately terminate this Agreement, if and when it becomes reasonably certain that the aggregate of Excusable Delays will exceed [***Redacted***].
          (b) In the event of termination under this Article 26.3, Contractor shall be entitled to the lesser of (i) the actual costs incurred plus a profit equal to [***Redacted***] and (ii) the Termination Liability Amount specified in Exhibit C, in either case less the sum of all amounts received by Contractor in cash or cash equivalent under this Agreement.
          (c) In the event it is determined by arbitration pursuant to Article 22 or by written agreement of the Parties that Customer wrongfully terminated this Agreement under this Article 26.3, such termination shall be considered a Termination for Convenience by Customer and the provisions of Article 26.1 shall apply.
     26.4. TERMINATION RIGHT EXPIRATION.
          Notwithstanding the foregoing, Customer’s right to terminate this Agreement pursuant to Articles 26.1 through 26.3 shall expire upon Launch.
     26.5. TERMINATION FOR CUSTOMER’S DEFAULT.
          (a) Contractor may stop Work or terminate this Agreement in whole or in part upon service of written notice of default to Customer at any time after the occurrence of any of the following:
(1)	Customer fails to make any undisputed milestone or other payment when due (including any grace periods) and fails to cure such breach within 30 days following receipt of notice from Contractor, or

(2)	Customer commences a voluntary proceeding concerning itself under any applicable bankruptcy, insolvency, reorganization, adjustment of debt, relief of debtors or similar law (“Insolvency Law”); or any involuntary proceeding commences against Customer under an Insolvency Law and the petition has not been dismissed within 90 days after commencement of the proceeding; or a receiver or custodian is appointed for or takes charge of all or a substantial portion of the property of Customer and such custodian or receiver has not been dismissed or discharged within 60 days; or Customer has taken action toward the winding-up, dissolution, or liquidation of Customer or its business; or Customer has been adjudicated insolvent or bankrupt or an order for relief or any other order approving a case or proceeding under any Insolvency Law has been entered; or Customer has made a general assignment for the benefit of creditors or becomes unable to pay its debts generally as they become due. Should Customer become a debtor in any bankruptcy proceeding, Customer shall move to assume or reject this Agreement within 45 days after the entry of any order for relief; or
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(3)	Customer has purported to assign or transfer this Agreement in violation of the provisions of Article 27.1 and Customer fails to cure such unauthorized assignment or transfer within 30 days after receiving written notice from Contractor of such unauthorized purported assignment or transfer by Customer.
          (b) Except as specified in this Agreement, Contractor shall not have the right to terminate or suspend this Agreement.
     26.6. CONSEQUENCE OF TERMINATION; INVOICE; AUDIT
          (a) Upon receipt of a notice of termination, as provided in this Article 26, Contractor shall take the following actions:
(1)	stop Work under this Agreement on the date and to the extent specified in the notice of termination, except those services that are specifically intended to be provided in connection with a termination of this Agreement;

(2)	withhold delivery of any of the items to be supplied hereunder until Contractor has received full payment under this Article 26;

(3)	place no further orders or subcontracts for materials, services, or facilities to the extent they relate to the performance of the Work terminated;

(4)	terminate orders and subcontracts to the extent they relate to the performance of the Work terminated;

(5)	settle all outstanding liabilities and all claims arising out of such termination of orders and subcontracts for materials, services, or facilities; and

(6)	take such action as may be reasonably necessary, or as Customer may direct, for the protection and preservation of the property related to this Agreement that is in the possession of Contractor or any subcontractor and in which Customer has or may acquire an interest.
          (b) Upon termination of this Agreement in accordance with this Article 26, with regard to any amounts payable by Customer to Contractor hereunder, Contractor shall submit an invoice to Customer within 60 days after the termination date, which invoice shall specify the amount due to Contractor from Customer pursuant to this Article 26. By notice in writing received by Contractor no later than 15 days after receipt of Contractor’s invoice pursuant to this Article 26, Customer may dispute the amount specified in said invoice. In the event Customer does not so notify Contractor that it disputes the amount in Contractor’s invoice within 15 days after receipt thereof, Customer shall be deemed to have accepted such invoice.
          (c) Contractor shall be entitled to payment by Customer of undisputed amounts in such invoice within 15 days after Customer’s receipt of the invoice, and with respect to disputed interest amounts, 10 days after the resolution of such dispute. Payment of such amount by any Financing Entity on behalf of Customer shall relieve Customer from its obligation to make such payment. In the event Customer terminates this Agreement as provided in this Article 26, Contractor, if requested in writing by Customer, shall assign to Customer or its designee, such Subcontracts as requested by Customer, to the extent permitted by such Subcontracts.
DigitalGlobe Inc. Proprietary

          (d) Upon completion of all payments in accordance with this Article 26, Customer may require Contractor to transfer to Customer in the manner and to the extent directed by Customer, title to and possession of any items (of which title would have passed) and assign licenses and subcontracts (to the extent they would have been assigned per the Agreement) comprising all or any part of the Work terminated (including all Work-in-progress, parts and materials, and all inventories and associated warranties), and Contractor shall, upon direction of Customer, protect and preserve property at Customer’s expense in the possession of Contractor or its Subcontractors in which Customer has an interest and shall facilitate access to and possession by Customer of items comprising all or part of the Work terminated. Alternatively, Customer may request Contractor to make a reasonable, good faith effort to sell such items and to remit any sales proceeds to Customer less a deduction for costs of disposition reasonably incurred by Contractor for such efforts. To the extent Contractor’s compliance with this paragraph (g) requires governmental approvals and Contractor cannot, with the exercise of commercially reasonable efforts, procure such approvals, Contractor shall be excused from performing its obligations under this paragraph (d).
          (e) Payment of the amount payable by Customer to Contractor pursuant to paragraph (d) above shall constitute a total discharge of Customer’s liabilities to Contractor for termination pursuant to this Article 26.1.
          (f) The amounts payable by Contractor under paragraph (b) above shall be verified at Contractor’s request and expense by an internationally recognized firm of accountants appointed by Contractor for that purpose subject to approval of Customer.
     26.7. SECURITY INTERESTS
     In the event Contractor becomes insolvent or bankrupt and is unable to provide adequate assurance of performance acceptable to Customer, Customer shall have the right to take possession of the Deliverables and/or the components thereof, and shall have a perfected security interest to the extent of payments by Customer to Contractor. Contractor shall have a first priority purchase money security interest in the Deliverables and the proceeds and products there of until paid in full for all amounts due and payable under this Agreement.
27. GENERAL
     27.1. ASSIGNMENT.
          (a) This Agreement can be collaterally assigned, pledged or encumbered to any financial institution for making loans or otherwise extending credit to either Party. Neither Party may assign any rights or obligations hereunder without the prior express written consent of the other, except: (i) to a third party pursuant to a merger, sale of stock or all or substantially all assets, (ii) to a subsidiary, or other corporate reorganization in which all or substantially all of the assets associated with this Agreement is transferred, or (iii) the involuntary transfer as a result of this Agreement being taken by a financial institution following the default and declaration of default by the financial institution of a material obligations under the financing or refinancing arrangement of the Party. Any purported assignment, transfer or subcontract shall be void and ineffective without such written consent; such permission will not be unreasonably withheld.
DigitalGlobe Inc. Proprietary

Subject to the above restrictions on assignment, this Agreement shall inure to the benefit of and bind the successors and assigns of the Parties.
          (b) Customer shall not, without the prior written approval of Contractor, assign, mortgage, charge, or encumber this Agreement or any part thereof, or merge with or into or sell all or substantially all its assets to any other entity (except to its parent company or a wholly-owned direct or indirect subsidiary company of Customer, or any person or entity acquiring all or substantially all the assets of Customer (through merger, stock or asset acquisition, recapitalization, or reorganization) where such merger, acquisition, recapitalization, or reorganization adversely affects Contractor’s rights under this Agreement); provided, however, Contractor shall provide its approval, if in Contractor’s reasonable judgment, Contractor’s rights under this Agreement are not and would not be adversely affected thereby.
          (c) The assigning Party shall reimburse the other Party for all reasonable expenses incurred by the other Party (and invoiced in reasonable detail) in obtaining advice from its external financial and legal advisors relating to the assigning Party’s proposed assignment or transfer.
          (d) This Agreement shall be binding on the Parties and their successors and permitted assigns. Assignment of this Agreement shall not relieve the assigning Party of any of its obligations nor confer upon the assigning Party any rights except as provided in this Agreement.
     27.2. ENTIRE AGREEMENT.
     This Agreement, including the Exhibits attached hereto, constitutes the entire understanding and agreement between the Parties regarding the Work and all obligations set forth herein and supersedes all prior and contemporaneous communications, negotiations, and other agreements either written or oral unless expressly incorporated by reference into this Agreement.
     27.3. AMENDMENTS/MODIFICATIONS.
     This Agreement, including any and all its Schedules, Attachments, Annexes, Exhibits and Appendices thereto, may not be amended, modified, supplemented, or otherwise altered except by a written instrument of subsequent date signed by an officer of Contractor, or another person designated in writing by any such officer to sign such an instrument and a senior vice president of Customer, or another person designated in writing by any such Customer senior vice president to sign such an instrument.
     27.4. SEVERABILITY.
     In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid and enforceable, comes closest to the intention of the Parties with respect to the overall Agreement and the invalid or unenforceable provision .
DigitalGlobe Inc. Proprietary

     27.5. APPLICABLE LAW.
          Except as provided in Article 22, this Agreement and performance under it shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado, without regard to conflict of laws provisions thereof.
     27.6. NOTICES.
          (a) All notices, requests, demands, and determinations under this Agreement, including any required under Article 27.1 (Assignment), (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) two Business Days after being given to an express courier with a reliable system for tracking delivery, and (iii) when sent by facsimile (confirmed by the specific individual to whom the facsimile is transmitted) with a copy sent by another means specified in this Article 27.6, and addressed as follows:

Customer:	DigitalGlobe, Inc.
1601 Dry Creek Drive
Longmont, Colorado 80503
Tel: [***Redacted***]
Fax: [***Redacted***]
Attn.: General Counsel

Contractor:	Ball Aerospace & Technologies Corp.
1600 Commerce Street
Boulder, Colorado 80306
Tel: [***Redacted***]
Fax: [***Redacted***]
Attention: [***Redacted***]
          (b) A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee and the date upon which it will be effective.
     27.7. RELATIONSHIP OF THE PARTIES.
     Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Contractor and Customer as partners, agents or joint ventures with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.
DigitalGlobe Inc. Proprietary

     27.8. SURVIVAL.
     The following Articles, and the provisions contained therein, shall be deemed to survive the termination (for any reason) or expiration of this Agreement, and, accordingly, such Articles shall remain applicable and enforceable in accordance with their terms:
(a)	Article 1 (Definitions and Construction);

(b)	Article 8 (Title and Risk of Loss);

(c)	Article 9 (Excusable Delay);

(d)	Article 10 (In-Orbit Performance Payments);

(e)	Article 16.3 (Contractor’s Warranties for Contract Deliverables);

(f)	Article 18 (Intellectual Property Rights);

(g)	Article 19 (Indemnification);

(h)	Article 20 (Liquidated Damages for Late Delivery);

(i)	Article 22 (Dispute Resolution);

(j)	Article 26 (Termination);

(k)	Article 27.5 (Applicable Law);

(l)	Article 27.13 (Limitation of Liability).
     27.9. NO THIRD-PARTY BENEFICIARIES.
     This Agreement is entered into solely between, and may be enforced only by, Customer and Contractor and their permitted assigns. This Agreement shall not create any rights in third parties, including suppliers and customers of either Party or create any obligations of a Party to any such third parties.
     27.10. CONSENTS AND APPROVALS.
     Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.
     27.11. NO WAIVER; REMEDIES.
     No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude the exercise of any other or further right, power or privilege. The rights and remedies in the Agreement are cumulative and not exclusive of any rights and remedies provided by law.
DigitalGlobe Inc. Proprietary

     27.12. COVENANT OF GOOD FAITH.
     Each Party agrees that, in respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.
     27.13. LIMITATION OF LIABILITY.
     NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY: (1), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQENTIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION, LOST REVENUES, PROFITS, SAVINGS, BUSINESS) OR LOSS OF RECORDS OR DATA, EVEN IF SUCH PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES; (2) THIS AGREEMENT’S CONTRACT PRICE SHALL BE THE MAXIMUM LIMIT OF EITHER PARTY’S LIABILITY ARISING OUT OF, OR RESULTING FROM THIS AGREEMENT’S PERFORMANCE OR NON-PERFORMANCE OR BREACH THEREOF; AND (3) AT THE TIME LIABILITY ATTACHES TO CONTRACTOR, IN NO EVENT SHALL CONTRACTOR’S LIABILITY EXCEED THE AMOUNT OF PAYMENTS RECEIVED BY THE CONTRACTOR.
     27.14. PUBLIC ANNOUNCEMENTS.
     Neither Party, nor any of their officers, directors, employees, agents or representatives shall make any disclosure except as may be required by law or purposes of financing, or public announcement with respect to the transaction contemplated by this Agreement without prior written approval of the other Party, except as such disclosures may be required by Law.
     27.15. NONDISCLOSURE AGREEMENT.
     The Parties commit to enter a standard nondisclosure agreement governing the use, protection and disclosure of confidential and proprietary information.
DigitalGlobe Inc. Proprietary

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of Customer and Contractor by persons authorized to act on their behalf.

DIGITALGLOBE, INC.		BALL AEROSPACE & TECHNOLOGIES CORP.

BY:	/s/ Bettina Eckerle	BY:	/s/ David L. Taylor
TITLE:	General Counsel	TITLE:	CEO & President
DATE:	October 2, 2006	DATE:	October 2, 2006
DigitalGlobe Inc. Proprietary

EXHIBIT A
Satellite Specification- WV675
[64 pages ***Redacted***]
DigitalGlobe Inc. Proprietary

EXHIBIT B
Statement of Work
[71 pages ***Redacted***]
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EXHIBIT C
Milestone Payment and Termination Liability Schedule
[3 pages ***Redacted***]
DigitalGlobe Inc. Proprietary

EXHIBIT D
Performance Payment Criteria and Schedule
[3 pages ***Redacted***]
DigitalGlobe Inc. Proprietary

Amendment No. 1
To
Satellite Purchase Agreement #8862
This Amendment No. 1 (“Amendment No. 1”) to Satellite Purchase Agreement #8862 (the “‘Agreement”) is entered into by and between DigitalGlobe Inc. (“Customer”), a corporation organized and existing under the laws of the State of Delaware, with a place if business at 1601 Dry Creek Drive, Suite 260 Longmont, Colorado 80503 and Ball Aerospace & Technologies Corp. (“Contractor”) a corporation organized and existing under the laws of the State of Delaware, with a place of business at 1600 Commerce Street, Boulder, Colorado 80301.
The parties hereby agree to amend the Agreement as follows:
1.	Section 26.7 “SECURITY INTEREST” is DELETED in its entirety.

2.	EXHIBIT C, “Milestone Payment and Termination Liability Schedule” Milestone Item Number 27 “Milestone Value” will be reduced from [***Redacted***] to [***Redacted***].

3.	EXHIBIT C, “Milestone payment and termination Liability Schedule” Milestone Number 26 “Milestone Value” will be increased from [***Redacted***] to [***Redacted***].
All other terms and conditions of the Agreement not noted as changed or deleted herein remain in full force and effect.
This Amendment No. l is agreed to by Customer and Contractor and is executed and agreed to be effective the last date written below as signified by the signatures and shall be a binding agreement.

Ball Aerospace & Technologies Corp.	DigitalGlobe Inc.

/s/ Cary Ludtke Signature	/s/ Bettina Eckerle Signature

Cary Ludtke Name:	Bettina Eckerle, General Counsel Name:
DigitalGlobe Inc. Proprietary

Amendment No. 2
To
Satellite Purchase Agreement #8862
This Amendment No. 2 (“Amendment”) to Satellite Purchase Agreement #8862 (the “Agreement”) is entered into by and between DigitalGlobe, Inc. (“DigitalGlobe”), a corporation organized and existing under the laws of the State of Delaware, with a place of business at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, and Ball Aerospace and Technologies Corp., a corporation organized and existing under the laws of the State of Delaware, with a place of business at 1600 Commerce Street, Boulder, Colorado 80301.
Now, THEREFORE, the parties hereby agree to amend the Agreement to incorporate the following changes:
1. Exhibit A to the Agreement, titled “DigitalGlobe WorldView-2 Satellite Specification – WV675, Rev 1.0,” and dated 30 September 2006, is replaced in its entirety by the updated version “DigitalGlobe WorldView-2 Satellite Specification – WV675, Rev 2.0”, dated 16 February 2007, which is included as Attachment 1 to this Amendment;
2. Exhibit B to the Agreement, titled “Statement of Work for the WorldView-2 Satellite,”, initial release dated 2 October 2006, is replaced in its entirety by the updated version “Statement of Work for the WorldView-2 Satellite, Rev 1.0,” dated 26 January 2007, which is included as Attachment 2 to this Amendment; and
3. Exhibit C to the Agreement, titled “WorldView 2 Payment Milestone Schedule,” initial release dated 30 September 2006, is replaced in its entirety by the updated version “WorldView 2 Payment Milestone Schedule, Rev 1.0,” dated 16 February 2007, which is included as Attachment 3 to this Amendment.
All other terms and conditions of the Agreement not noted as changed herein shall remain in full force and effect.
This Amendment No. 2 is agreed to by DigitalGlobe and Vendor and shall be binding and effective as of the last date executed below.

Ball Aerospace & Technologies Corp.	DigitalGlobe, Inc.

/s/ Terrence Lapotosky Signature	/s/ Bettina Eckerle Signature

Terrence Lapotosky	Bettina Eckerle

Name	Name

Director of contracts	General Counsel

Title	Title

03/28/2007	February 28, 2007

Date	Date
DigitalGlobe Inc. Proprietary

DigitalGlobe Inc. Proprietary
Attachment 1
DigitalGlobe WorldView-2 Satellite Specification – WV675, Rev 2.0
Dated 16 February 2007
[106 pages ***Redacted***]
DigitalGlobe Inc. Proprietary

DigitalGlobe Inc. Proprietary
Attachment 2
Statement of Work for the WorldView-2 Satellite, Rev 1.0
Dated 26 January 2007
[69 pages ***Redacted***]
DigitalGlobe Inc. Proprietary

DigitalGlobe Inc. Proprietary
Attachment 3
WorldView 2 Payment Milestone Schedule, Rev 1.0
Dated 16 February 2007
     [5 pages ***Redacted***]
DigitalGlobe Inc. Proprietary

DigitalGlobe Inc. Proprietary
Amendment No. 3 to
Agreement #8862
Amendment No. 3
to
Satellite Purchase Agreement #8862
This Amendment No. 3 (“Amendment”) to Satellite Purchase Agreement #8862 (the “Agreement”) is entered into by and between DigitalGlobe, Inc. (“DigitalGlobe”), a corporation organized and existing under the laws of the State of Delaware, with a place of business at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, and Ball Aerospace and Technologies Corp. (“BATC”), a corporation organized and existing under the laws of the State of Delaware, with a place of business at 1600 Commerce Street, Boulder, Colorado 80301.
Now, THEREFORE, the parties hereby agree to amend the Agreement to incorporate the following changes:
1. Exhibit A to the Agreement, titled “DigitalGlobe WorldView-2 Satellite Specification – WV675, Rev 2.0”, dated 16 February 2007, is hereby modified in general accordance with BATC Proposal Number 14505100-07.018 – Thermal Control Rebate, addressing thermal control modifications to the WorldView-2 instrument, hereafter referred to as Engineering Change Proposal 01 (“ECP 01”). The detailed satellite specification changes will be finalized between the two parties and included in the next revision of the document.
2. Exhibit B to the Agreement, titled “Statement of Work for the WorldView-2 Satellite, Rev 1.0,” dated 26 January 2007, is modified with the addition of the following paragraphs:
16.0 Other Products and Services
SSI shall provide additional products and services as defined in the following paragraphs.
16.1 Special Studies (ECP 01)
[***Redacted***] the direction and discretion of DigitalGlobe. The scope of these studies will be for activities not covered in the original scope of the baseline contract.
3. Exhibit C to the Agreement, titled “WorldView 2 Payment Milestone Schedule, Rev 1.0,” dated 16 February 2007, is replaced in its entirety by the updated version “WorldView 2 Payment Milestone Schedule, Rev 2.0,” dated 30 April 2007, which is included as Attachment 1 to this Amendment. As reflected in Attachment 1, the total contract price for the Agreement is reduced by [***Redacted***] from [***Redacted***] to [***Redacted***].
All other terms and conditions of the Agreement not noted as changed herein shall remain in full force and effect.
DigitalGlobe Inc. Proprietary

DigitalGlobe Inc. Proprietary
Amendment No. 3 to
Agreement #8862
This Amendment No. 3 is agreed to by DigitalGlobe and Vendor and shall be binding and effective as of the last date executed below.

Ball Aerospace & Technologies Corp.	DigitalGlobe, Inc.

/s/ Cary W. Lutke Signature	/s/ Bettina Eckerle Signature

Cary W. Lutke	Bettina Eckerle

Name	Name

V.P. & GM	General Counsel

Title	Title

5/10/07	5/17/07

Date	Date
DigitalGlobe Inc. Proprietary

Attachment 1
WorldView 2 Payment Milestone Schedule, Rev 2.0
Dated 30 April 2007
[5 pages***Redacted***]
DigitalGlobe Proprietary and Confidential

Amendment No. 4
to
Satellite Purchase Agreement #8862
This Amendment No. 4 (“Amendment”) to Satellite Purchase Agreement #8862 (the “Agreement”) is entered into by and between DigitalGlobe, Inc. (“DigitalGlobe”), a corporation organized and existing under the laws of the State of Delaware, with a place of business at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, and Ball Aerospace and Technologies Corp. (“BATC”), a corporation organized and existing under the laws of the State of Delaware, with a place of business at 1600 Commerce Street, Boulder, Colorado 80301.
Now, THEREFORE, the parties hereby agree to amend the Agreement to incorporate the following changes:
1. Exhibit A to the Agreement, titled “DigitalGlobe WorldView-2 Satellite Specification – WV675, Rev 2.0,” and dated 16 February 2007, is replaced in its entirety by the updated version “DigitalGlobe WorldView-2 Satellite Specification – WV675, Rev 3.0”, dated 20 July 2007, included as Attachment 1 to this Amendment;
2. Exhibit B to the Agreement, titled “Statement of Work for the WorldView-2 Satellite, Rev 1.0,” and dated 26 January 2007, is replaced in its entirety by the updated version “Statement of Work for the WorldView-2 Satellite, Rev 2.0,” dated 6 August 2007, included as Attachment 2 to this Amendment; and
3. Exhibit C to the Agreement, titled “WorldView 2 Payment Milestone Schedule, Rev 2.0,” and dated 30 April 2007, is replaced in its entirety by the updated version “WorldView 2 Payment Milestone Schedule, Rev 3.0,” dated 6 August 2007, included as Attachment 3 to this Amendment.
All other terms and conditions of the Agreement not noted as changed herein shall remain in full force and effect.
This Amendment No. 4 is agreed to by DigitalGlobe and BATC and shall be binding and effective as of the last date executed below.

Ball Aerospace & Technologies Corp.	DigitalGlobe, Inc.

/s/ Terrence Lapotosky Signature	/s/ Yancey Spruill Signature

Terrence Lapotosky	Yancey Spruill

Name	Name

Director of contracts	V.P. and Chief Financial Officer

Title	Title

August 20, 2007	8/20/07

Date	Date

Attachment 1
DigitalGlobe WorldView-2 Satellite Specification – WV675, Rev 3.0
Dated 20 July 2007
[106 pages ***Redacted***]

1

Attachment 2
Statement of Work for the WorldView-2 Satellite, Rev 2.0
Dated 6 August 2007
[66 pages ***Redacted***]

2

Attachment 3
WorldView 2 Payment Milestone Schedule, Rev 3.0
Dated 6 August 2007
[7 pages ***Redacted***]

3